UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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Axcelis Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held May 11, 2023
The 2023 annual meeting of the stockholders of Axcelis Technologies, Inc., a Delaware corporation, will be held at the offices of the Company at 108 Cherry Hill Drive, Beverly, Massachusetts, at 11:00 a.m. on Thursday, May 11, 2023 for the following purposes:
1.
To elect as directors nine nominees to serve until the 2024 annual meeting of stockholders, with the Axcelis Board of Directors’ recommended director candidates named in the attached proxy statement.

2.
To ratify, by an advisory vote, the appointment of our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2023.

3.
To approve, by an advisory vote, the 2022 compensation of our named executive officers.

4.
To recommend to the Board of Directors, by an advisory vote, the frequency of future stockholder votes to approve executive compensation.

5.
To transact such other business as may properly come before the meeting or any adjournment thereof.

These business items are described more fully in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on March 15, 2023 will be entitled to vote at the annual meeting or at any adjournment.
By order of the Board of Directors,
Dated: March 31, 2023	Lynnette C. Fallon, Secretary
Stockholders should bring identification and, after checking in with the Security Desk in the building lobby, they will be directed to the meeting room

PROXY STATEMENT - TABLE OF CONTENTS

i

GENERAL INFORMATION ABOUT VOTING
The Board of Directors of Axcelis Technologies, Inc. (“Axcelis” or the “Company”) is soliciting your proxy for use at the 2023 annual meeting of stockholders to be held on Thursday, May 11, 2023 and at any adjournment of the meeting. This proxy statement and the accompanying proxy card are first being sent or given to stockholders of Axcelis on or about March 31, 2023. The meeting will be held at the offices of the Company at 108 Cherry Hill Drive, Beverly, Massachusetts. Stockholders should bring identification and, after checking in with the Security Desk in the building lobby, they will be directed to the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2023: This proxy statement and our Annual Report to Stockholders are available on our website at: www.axcelis.com/proxy.html.
Who can vote.   You may vote your shares of Axcelis common stock at the annual meeting if you were a stockholder of record at the close of business on March 15, 2023. On that date, there were 32,724,824 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you held on the record date.
How to vote your shares.   You may vote either by proxy or by attending the meeting and voting in person. To vote by proxy, either (A) complete, sign, date and mail the proxy card or voting instruction form or (B) follow the instructions on the card or form for voting online or by telephone.
The proxies named in the proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your votes should be cast, the proxies will vote your shares in favor of each proposal, as recommended by our Board of Directors. Even if you plan to attend the meeting, please vote by mail, telephone or online as instructed on the proxy card or voting instruction form to ensure that your shares are represented at the meeting. If you attend the meeting, you can revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person.
Proposals to be considered at the annual meeting.   The principal business expected to be transacted at the meeting, as more fully described below, will be the election of nine directors (eight incumbent directors and an additional nominee); an advisory vote to ratify the selection of independent auditors for the Company; an advisory vote on our 2022 executive compensation; and an advisory vote regarding the frequency of stockholder votes to approve executive compensation.
Quorum.   A quorum of stockholders is required to transact business at the meeting. A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.
Number of votes required and the Axcelis Board of Directors’ recommendation.   The votes required to approve the proposals that are scheduled to be presented at the meeting and the recommendation of Axcelis’ Board of Directors on each are as follows:

Proposal	Required Vote	Axcelis Board Recommendation
Election of nine nominees as directors.	Each nominee must receive a plurality of the votes cast.	FOR ALL of the Axcelis Board-recommended nominees named in this proxy statement and on the proxy card
Ratification of the appointment of our independent registered public accounting firm (our “independent auditors”) to audit our financial statements for 2023.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR ratification
Approval of the 2022 compensation of our named executive officers as described under “Executive Compensation” in this proxy statement.	This non-binding proposal will be considered approved if more votes are cast in favor than against.	FOR approval
To recommend whether future stockholder votes on the compensation of our named executive officers should be held every one, two or three years.	The choice that receives a plurality of the votes cast will be considered the stockholders’ recommendation, although it will not be binding on our Board of Directors.	FOR a frequency of every year
Abstentions.   Abstaining from voting on any of the proposals will reduce the number of votes cast as well as the number of votes in favor so will have no impact on the results of voting.
Broker non-votes.   A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on the proposal to ratify the appointment of our independent auditors, but not in the election of directors or the other proposals. Broker non-votes will not be included in the votes cast, so will have no impact on the results of voting with respect to the election of directors and the other proposals.
If your shares are held in a stock brokerage account or by a bank or other nominee.   You are considered the beneficial owner of shares held in a brokerage or bank account, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. Your broker, bank, or other nominee will only be able to vote your shares with respect to the proposals at the annual meeting (other than the ratification of the auditor appointment) if you have instructed them how to vote. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form. Please return your completed proxy card or voting instruction form to your broker, bank or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank, or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

Discretionary voting by proxies on other matters.   Aside from the proposals for the election of directors, the ratification of our selection of auditors, the advisory vote on 2022 executive compensation, and the advisory vote on the frequency of votes on executive compensation, we do not know of any other proposals that may be presented at the 2023 annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.
How you may revoke your proxy.   You may revoke the authority granted by your executed proxy card at any time before we exercise it by filing with our Corporate Secretary, Lynnette C. Fallon, a written revocation or a duly executed proxy card bearing a later date, or by voting in person at the meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.
Expenses of solicitation.   We will bear all costs of soliciting proxies. We will upon request reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.
Householding of Annual Meeting Materials.   Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915, Attn: Corporate Secretary, telephone: (978) 787-4000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number. Our annual report is also available on our website at www.axcelis.com.

SHARE OWNERSHIP OF 5% STOCKHOLDERS
The following table shows the amount of our common stock beneficially owned as of December 31, 2022 by persons known by us to own more than 5% of our common stock.
Beneficial Owner (1)	Shares Owned	Percent of Class
BlackRock, Inc. (2)	5,310,982	16.2%
55 East 52nd Street, New York, NY 10055
The Vanguard Group (3)	3,012,232	9.2%
100 Vanguard Blvd., Malvern, PA 19355
Senvest Management, LLC and Richard Mashaal (4)	1,786,434	5.5%
540 Madison Avenue, 32nd Floor , New York, NY 10022

(1)
Unless otherwise noted, the number of shares beneficially owned by each person listed includes any shares over which a person has sole or shared voting or investment power. The percentage ownership of each person listed in the table was calculated using the total number of shares outstanding on December 30, 2022 (32,761,409 shares).

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) in January 2023 reporting on ownership as of December 31, 2022. This filing states that BlackRock, Inc. is a holding company whose investment management subsidiaries acquired the shares reported. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 5,241,216 shares and sole dispositive power of all the shares reported in the table.

(3)
Based on a Schedule 13G filed with the SEC in February 2023 reporting on ownership as of December 30, 2022. This filing reports on beneficial ownership of The Vanguard Group. The report states that The Vanguard Group has sole voting power over no shares, shared voting power over 56,320 shares, sole dispositve power over 2,928,030 shares and shared dispositive power over 84,202 shares.

(4)
Based on a Schedule 13G/A filed with the SEC in February 2023 reporting on ownership as of December 31, 2022. This filing reports on beneficial ownership of Senvest Management, LLC (“Senvest”), a registered investment adviser, and Richard Mashaal, the managing member of Senvest. It states that the shares are owned by two funds managed by Senvest, and that both Senvest and Mr. Mashaal have shared voting and shared dispositive power over all the shares reported in the table.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table shows the amount of our common stock beneficially owned as of March 15, 2023 (the record date for the 2023 annual meeting) by our current directors, the director nominee, the executive officers named in the Executive Compensation—Summary Compensation Table below, and all of our current executive officers and directors as a group.
Beneficial Owner (1)	Shares Owned as of March 15, 2023	Shares Subject to Exercisable Rights to Acquire as of May 14, 2023	Total Shares Beneficially Owned	Percent of Class
Non-Executive Directors
Tzu-Yin Chiu	26,184	—	26,184	*
Richard J. Faubert	30,936	—	30,936	*
Joseph P. Keithley	10,686	—	10,686	*
John T. Kurtzweil	31,402	—	31,402	*
Jeanne Quirk	1,715	—	1,715	*
Thomas St. Dennis	7,936	—	7,936	*
Jorge Titinger	11,110	—	11,110	*
Dipti Vachani	1,715	—	1,715	*
Named Executive Officers
Mary G. Puma (2)	268,896	—	268,896	*
Kevin J. Brewer	17,051	—	17,051	*
Russell J. Low	32,799	—	32,799	*
Lynnette C. Fallon	19,363	—	19,363	*
Douglas Lawson	9,763	—	9,763	*
All current Executive Officers and Directors as a Group (14 persons) (3)	471,579	—	471,579	1.43%

*
Indicates less than 1%.

(1)
Unless otherwise noted, the number of shares beneficially owned by each person listed includes any shares over which the person has sole or shared voting or investment power. In accordance with the rules of the Securities and Exchange Commission, the shares shown in the table also include shares that the persons named in this table have the right to acquire on or before May 14, 2023 (60 days after March 15, 2023) by exercising a stock option or other right. Unless otherwise noted, to the knowledge of the Company based on information provided to the Company or filed with the Securities and Exchange Commission, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. The percentage ownership of each person listed in the table was calculated using the total number of shares outstanding on March 15, 2023 (32,724,824 shares), plus any shares that person could acquire upon the exercise of any options or other rights on or before May 14, 2023. None of the shares owned or rights to acquire shares are held in a margin account or subject to a pledge.

(2)
Ms. Puma’s ownership includes 5,000 shares owned by her spouse.

(3)
In addition to the directors and NEOs, these totals include 2,023 shares owned by one other executive officer on March 15, 2023, and no shares issuable to the executive officer pursuant to restricted stock units expected to vest on or before May 14, 2023.

STOCKHOLDER ENGAGEMENT
2022 Annual Meeting Vote Results
In 2022, the average vote in favor of the election of our Board nominees was 98.8%. This approval was at the same level as the support our Board received in 2021. Also at our 2022 annual meeting, 97.7% of votes were cast for approval of the advisory vote on the Company’s 2021 executive compensation (commonly referred to as “Say-on-Pay”). We believe that this voting result reflects stockholder support for our executive compensation decisions.
2022 Stockholder Outreach
Routine Investor Relations.   We rely on a variety of regular and special disclosure documents and investor relations activities to ensure that our stockholders understand our performance, our potential, our governance policies and compensation practices. We routinely engage with our stockholders to discuss our business, performance, and strategy. These discussions sometimes also cover Board composition, governance policies and executive compensation. Our investor relations program includes: press releases on product shipments, earnings, and other material matters; quarterly earnings conference calls; participation in industry conferences arranged by investment banks; non-deal roadshows (“NDRs”) arranged by investment analysts and others supporting our stock; one-on-one meetings in connection with conferences, roadshows or otherwise; and routine phone and email conversations with stockholders. Our investor website is a regularly updated repository of investor relations material, including press releases, links to SEC filings, investor presentations, governance documents, including all committee charters and our governance guidelines.
See https://investor.axcelis.com/
During 2022, in addition to our routine quarterly earnings calls and follow up meetings, Axcelis representatives attended seven in-person investor conferences and NDRs in Los Angeles, Boston, San Francisco, Montana, New York City, Dallas, and Houston. Additionally, we participated in five investor conferences and NDRs that were held virtually, due to Covid-19 precautions. The Company also held a technology seminar for investors in July 2022.
Key 2022 Investor Messages.   Following on a strong year in 2021, the semiconductor equipment industry saw remarkable additional growth in 2022. Axcelis had a number of important accomplishments in 2022:
•
Axcelis’ revenue grew 39% year over year;

•
Our full year revenue, gross margins and operating profit were all at record levels since we became an independent company in 2001;

•
The market for mature semiconductor devices grew rapidly, producing greater than 80% of our systems shipments, and within that total, the electrification of the automotive market drove the power device market to contribute approximately 39% of our systems shipments;

•
Our global footprint in growing markets continued to expand, including through multiple evaluations at key customers in memory, mature process technologies, and advanced logic, sales of our Purion product extensions into the Silicon Carbide market, follow-on orders for our Purion products in Japan, and device qualification for leading edge CMOS Image Sensor processes; and

•
Rapid growth of our manufacturing capabilities through solid execution, strong supply chain partnerships and bringing online new capacity at both our Beverly, Massachusetts facility and Axcelis Asia Operations Center in South Korea.

Support for Stockholder Interest in Executive Compensation Decisions.   Axcelis seeks to maintain investor confidence that our executive compensation is both (i) set at an appropriate level for each position, and (ii) structured to drive behavior to optimize business results. As in the past, the Axcelis Compensation Committee ensured our 2022 executive compensation programs were aligned with market benchmarking and business strategies. Axcelis’ 2022 executive compensation programs are discussed in detail under Executive Compensation—2022 Compensation Discussion and Analysis” below. It is essential that the peer group used for compensation benchmarking is appropriate and robust, and in 2022, our Compensation Committee worked with Pearl Meyer & Partners, an independent compensation consultant (“Pearl Meyer”), to add four new members to our compensation peer group, removing three prior peers. Pearl Meyer was then engaged to update our executive officer compensation benchmarking in October 2022, which was used to make 2023 compensation decisions.
Responsiveness to Stockholder Interest in Environmental, Social and Governance (“ESG”) Issues.   Axcelis recognizes that many investors are interested in aspects of corporate management relating to ESG matters. We are committed to being responsive to this interest, and have increased our disclosures in these areas and intend to continue to take steps to meet the expectations of the investment community. These disclosures can be found at https://www.axcelis.com/about/environmental-social-and-governance-matters-at-axcelis/
Our response to these areas begins with our Corporate Social Responsibility policy, in which we state our commitment to the recognition and safeguarding of human rights in all the countries in which we operate. Axcelis’ Corporate Social Responsibility Policy is guided by the United Nations’ Universal Declaration of Human Rights and is reflective of our Ethical Business Conduct at Axcelis Policy, our Environmental Policy and our commitment to a safe and humane workplace, as evidenced in many of our Human Resources policies. At the same time, we respect the sovereignty of nations throughout the world and affirm their primary responsibility to protect their citizens’ human rights. We seek to do business with those partners—customers, suppliers and contractors—who share the same commitment to human rights that we have. We have adopted a Supplier Code of Conduct which requires our vendors to adopt the principles in our Corporate Social Responsibility policy and to cascade these commitments down their supply chain.
In 2022, we published our fourth Annual Report on Environmental and Safety Concerns. In this report, we continued to provide disclosures that align with certain aspects of The Climate Disclosure Standards Board framework, and the Sustainability Accounting Standards Board (“SASB”) guidance, using the SASB Semiconductors Standard.
As noted in our Annual Report on Environmental and Safety Concerns, the Board of Directors oversees Axcelis’ Environmental, Health and Safety risks and Climate Change risks using our Enterprise Risk Management (ERM) system. The ERM system is a method by which management assists our Board in meeting its risk oversight responsibility. Annually, management seeks to accurately identify risks that influence our business and rank them by potential severity and by the existence of risk factors beyond the Company’s control. Risks with higher severity, or greater uncontrollable factors, are re-assessed by management on a quarterly basis. Climate Change risk is separately identified from Environmental and Occupational Health and Safety compliance risks, given its higher uncontrollable factors. Trends and mitigation actions on these higher risks are reported to the Board quarterly.
The policies and reports discussed above, and others, are available under the “Environmental, Social and Governance Matters” page found in both the “About Us” and “Investors” menus on our website at Axcelis.com. Key corporate governance policies are outlined below under “Corporate Governance—Governance Policies.”
Responsiveness to Stockholder Interest in Diversity and Inclusion Issues.   Board and workforce diversity have become a major focus of institutional investor stewardship functions, Nasdaq, proxy advisory firms, and some state legislatures. Axcelis is committed to being responsive to this interest. We have increased disclosures in these areas and intend to continue to take steps to meet the expectations of the investment community.
As stated in our Corporate Social Responsibility policy, Axcelis is committed to achieving diversity of gender, ethnicity and other personal characteristics. Axcelis seeks to hire and retain employees in a manner that supports a diverse workplace. We have a strong policy against discrimination based on personal characteristics, and we require biennial training on this topic for all employees, and specialized training for managers.
In 2022, we published our third “Focus on Diversity” report, which includes disclosures on the diversity of our workforce, leadership and Board. The report also sets out Axcelis’ initiatives to increase diversity and ensure inclusion. In 2022, we shared our progress against five year goals, established in 2020, to increase the number of women and under-represented minorities in our workforce. This report is available under the “Environmental, Social and Governance Matters” page found in both the “About Us” and “Investors” menus on our website at Axcelis.com.
Our work to improve our diversity, equity and inclusion is overseen by our Compensation Committee, as part of our Axcelis Talent Review processes. This responsibility is listed in the charter of the Compensation Committee as amended in 2020.
Our Nominating and Governance Committee seeks to be responsive to stockholder interest in racial, ethnic and gender representation at the Board level. We value the diversity of experience and perspective gained through a Board that reflects the diversity of the global community of our workforce and customers. We have for several years disclosed the gender and racial/ethnic composition of our Board. At Axcelis, female directors represent 33% of our nominees and overall 56% of our nominees are diverse candidates for election at the 2023 Annual Meeting:
Outcome of Outreach Efforts and Investor Interest.   We find our direct interaction with investors extremely informative and valuable, and we are very appreciative of the time that our investors took to speak with us. We also value the expressions of interest from investors and other participants in the investment community on environmental, social and governance topics, including diversity and inclusion, and appreciate the communication of their priorities.

PROPOSAL 1: ELECTION OF DIRECTORS
In February 2022, our Board of Directors expanded the Board to ten, and elected Jeanne Quirk and Dipti Vachani to the Board, with terms ending at the 2022 annual meeting. All ten of our 2022 nominees were re-elected to one year terms. However, Arthur L. George, Jr. resigned for personal reasons following the 2022 Annual Meeting, leaving nine incumbent directors. Richard J. Faubert will retire at the end of his current term in accordance with our governance policy regarding nominations of individuals who have turned 75. This retirement policy can be found in our Governance Guidelines available under the “Investors—Governance Documents” page on our website at Axcelis.com. This retirement policy has no exemptions or conditions. Since its adoption in 2015, six incumbent directors, including Mr. Faubert, have not been eligible for re-nomination as a result of the retirement policy.
As recently announced, at the 2023 annual meeting Ms. Puma will begin a one year term as the Company’s Executive Chairperson, relinquishing her current titles. The Board has announced that Russell J. Low, Ph.D., currently the Company’s Executive Vice President of Global Customer and Engineering Operations, will be appointed the Company’s next President and Chief Executive Officer in May 2023. Accordingly, our Board of Directors has nominated all of the current directors other than Mr. Faubert for re-election, and Dr. Low for election, at the 2023 annual meeting.
Each nominated director will, if elected, hold office for a term of one year until our annual meeting in 2024 and until the director’s successor is elected and qualified. Each of the Board’s nominees has consented to serve if elected. However, if any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board. The Board recommends a vote FOR each of the nine Axcelis nominees. The seven independent nominees represent a balance of long tenured and newer directors with a strong mix of relevant experience. Axcelis’ Nominating and Governance Committee and Board have evaluated each of the Axcelis nominees against the factors and principles Axcelis uses to select nominees for director discussed below under “Corporate Governance—Board Nomination Process and Requirements.”
All but one of the seven independent director nominees joined the Board in the last ten years, with an average tenure of five years:

Our director nominees bring a strong mix of experience that supports the Company’s strategy to continue its growth as a supplier of capital equipment to the global semiconductor industry, as shown in the chart below:
	Public Company CEO Experience	Semicon- ductor Experience	Capital Equipment Experience	Interna- tional Experience	Market Analysis/ Customer Viewpoint	Capital Markets / M&A Experience	Female	Non Hispanic White	Asian	Hispanic
Chiu
Keithley
Kurtzweil
Low
Puma
Quirk
St. Dennis
Titinger
Vachani
In addition to our nominees’ experience-based skills, we are proud of the diversity represented by the slate of nominees, as shown in the chart above. As disclosed in the charts under “Stockholder Engagement—Responsiveness to Stockholder Interest in Diversity and Inclusion Issues” above, white non-Hispanic men represent only four out of nine nominees, or 44% of all nominees for election at the 2023 Annual Meeting. The chart below provides this information in a format specified by Nasdaq:
Board Diversity Matrix as of December 31, 2022
Board Size:
Total Number of Directors	9
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	6	3
Number of directors who identify in any of the categories below:
African American or Black
Alaskan Native or American Indian
Asian	1	1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	4	2
Two or more Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
Based on this evaluation of skills and attributes, our Nominating and Governance Committee and Board have concluded that it is in the best interests of Axcelis and its stockholders that each of the proposed nominees listed below be elected to serve as a director of Axcelis for a one year term.
The following table contains biographical information about the nominees for election and the specific experience, qualifications, attributes or skills of the nominees that led to the conclusion that each of these individuals should serve as a director of the Company, in light of our business and structure:

2023 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
Tzu-Yin (“TY”) Chiu, Ph.D.: director since 2018, age 66
Business Experience and Other Directorships	Experience, Qualifications and Attributes
Dr. Tzu-Yin Chiu has served as President of National Silicon Industry Group, since April 2020 (“NSIG”). NSIG is the parent company of Zing Semiconductor Corporation, a provider of high-quality semiconductor wafer research and development, production and sales, of which Dr. Chiu has served as Chief Executive Officer since May 2019. Dr. Chiu retired as the non-executive Vice Chairman of Semiconductor Manufacturing International Corporation (“SMIC”), a leading semiconductor foundry in China, in July 2018. Dr. Chiu served in that position following his retirement as SMIC’s CEO in May 2017, a position he assumed in August 2011, at which time he also joined the SMIC Board. Between 2009 and 2011, Dr. Chiu served as Chief Executive Officer of Hua Hong Semiconductor Limited (known as “HHNEC”), a global, leading pure-play foundry, headquartered in China. From 2005 to 2009, Dr. Chiu worked at other chip manufacturers in Asia, having first worked at SMIC from 2001 to 2005 as Senior Vice President, Operations. Prior to joining SMIC, Dr. Chiu was a Senior Director Fab Operations at Taiwan Semiconductor Manufacturing Company Limited. Dr. Chiu worked at AT&T/Bell Labs from 1984 to 1996, as the head of the High Speed Electronics Department and Silicon Research Operations Department. In addition, Dr. Chiu has served as Vice Council Chairman of China Semiconductor Industry Association (CSIA) and a board member of Global Semiconductor Alliance (GSA). He is also a member of the Board of Directors of EverDisplay Optronics (Shanghai) Co., Ltd.; the Engineering Advisory Board of University of California, Berkeley; and the external Advisory Board of Tsinghua-Berkeley Institute.	Dr. Chiu has over 30 years’ experience in the semiconductor industry and a track record of managing successful semiconductor manufacturing companies at the executive level. Dr. Chiu’s expertise spans technology research, business development, operations and corporate management. His familiarity with the Chinese semiconductor market will be particularly valuable to Axcelis as that market grows. Dr. Chiu has served on the Technology and New Product Development Committee and the Nominating and Governance Committee since his election in May 2018.

Joseph P. Keithley: director since 2011, age 74
Business Experience and Other Directorships	Experience, Qualifications and Attributes
Mr. Keithley is the retired Chairman and CEO of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries, having served as Chairman from 1991 to 2010, as Chief Executive Officer from 1993 to 2010 and as President from 1994 to 2010. Mr. Keithley was a director of Nordson Corporation from 2001 to November 2020, serving as the non-executive Chairman of the Board from 2010 until 2018. Nordson is a manufacturer of precision dispensing equipment for industrial liquid and powder coatings, adhesives, and sealants. Mr. Keithley also served as a director of Materion, Inc., an integrated producer of high performance specialty engineered materials used in a variety of electrical, electronic, thermal and structural applications from 1997 until 2018.	Mr. Keithley brings extensive, broad-based international business and executive management and leadership experience from his leadership roles at Keithley Instruments, Inc. to his role as a member of our Board of Directors. Among other things, Mr. Keithley draws upon his extensive knowledge in the global semiconductor and electronics industries garnered while leading Keithley Instruments, Inc. Mr. Keithley also has extensive public company board and governance experience. Mr. Keithley has served as a member of the Audit Committee since joining the Board in 2011 and the Board has benefited from his continuing service on that committee. In addition, Mr. Keithley served as a member of the Technology and New Product Development Committee until May 2015, at which time he joined the Nominating and Governance Committee as chair. The Board highly values his contributions in these roles.

John T. Kurtzweil: director since 2015, age 66
Business Experience and Other Directorships	Experience, Qualifications and Attributes
Mr. Kurtzweil is an independent consultant. From July 2017 to November 2018, Mr. Kurtzweil served as the Chief Financial Officer of Akoustis Technologies, Inc., an RF filter semiconductor company. From 2015 to March 2017, Mr. Kurtzweil was VP Finance of Cree, Inc., a provider of light emitting diode, lighting, and semiconductor products, and Chief Financial Officer of its subsidiary, Wolfspeed, a Cree Company. He was an independent consultant from October 2014 to June 2015. From 2012 until 2014, Mr. Kurzweil served as Senior Vice President, Chief Financial Officer and Special Advisor to the CEO of Extreme Networks, Inc., a provider of open networking innovations. From 2006 to 2012, Mr. Kurtzweil served as Executive Vice President, Finance and as Chief Financial Officer and Treasurer of Cree, Inc. From 2004 to 2006, Mr. Kurtzweil was Senior Vice President and Chief Financial Officer at Cirrus Logic, Inc., a fabless semiconductor company. Mr. Kurtzweil served as a director of Akoustis from January 2017 to July 2017, when he became Chief Financial Officer of Akoustis, and for Meru Networks, Inc. from May 2015 to July 2015 when the company was sold. Mr. Kurtzweil joined the Board of Directors of SkyWater Technology, Inc. in October 2020. SkyWater is a US semiconductor foundry specializing in custom technology development services and volume manufacturing for integrated circuits and micro devices.	Mr. Kurtzweil brings to the Board significant senior executive leadership experience, including nineteen years as chief financial officer of publicly traded technology companies and placing an aggregate of $2.0 billion in equity and debt instruments. His technology industry experience includes several M&A transactions and when combined with his treasury experience, gives him a valuable perspective as a director. His qualifications to serve as a director also include that he is a certified public accountant and certified management accountant, his financial market experience, training through the Stanford Directors College, active membership with National Association of Corporate Directors and his qualifications as an audit committee financial expert. Mr. Kurtzweil has served on the Audit Committee (and as Chairperson since February 2017) and on the Compensation Committee since his election to the Board in May 2015. The Board highly values his contributions in these roles.

Russell J. Low, Ph.D.: new nominee in 2023, age 52
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Dr. Low is our Executive Vice President, Global Customer and Engineering Operations, a position he assumed in January 2021. The Company has also announced plans to appoint Dr. Low as the President and Chief Executive Officer of the Company in May 2023. Dr. Low joined Axcelis in October 2016 as Executive Vice President, Engineering. Prior to joining the Company, Dr. Low held the position of Vice President of Engineering, MOCVD Business Unit at Veeco Instruments since 2013, prior to which he was Veeco’s Senior Director of Engineering, Molecular Beam Epitaxy Business Unit beginning in 2012. From 2003 to 2012, Dr. Low held a number of positions at Varian Semiconductor Equipment Associates, most recently as Director of Technology. Prior to that, Dr. Low held engineering positions in the thermal processing and ion implant divisions of Applied Materials, Inc. from 1997 to 2003. Dr. Low is not currently serving on any other public company Boards.
Dr. Low’s technical understanding, extensive management experience at the Company, and more broadly in our industry, contributed to his selection as Axcelis’ next Chief Executive Officer and President beginning in May 2023. As such, Dr. Low’s contributions to Board discussions will be essential as the Company moves forward. Dr. Low’s leadership of the Company’s Engineering and Global Customer Operations functions during a period of improving financial performance and market share, are highly valued by the Board.

Mary G. Puma: director since 2000, age 65
Business Experience and Other Directorships	Experience, Qualifications and Attributes
Ms. Puma is currently Axcelis’ Chief Executive Officer and President, and will relinquish that role in May 2023, serving as Executive Chairperson of the Board until May 2024. Prior to becoming Chief Executive Officer in 2002, Ms. Puma served as President and Chief Operating Officer from 2000. Ms. Puma also served as Chairperson of the Board from 2005 to 2015. In 1998, she became General Manager and Vice President of the Company’s predecessor, the Implant Systems Division of Eaton Corporation, a global diversified industrial manufacturer. In 1996, she joined Eaton as General Manager of the Commercial Controls Division. Prior to joining Eaton, Ms. Puma spent 15 years in various marketing and general management positions for General Electric Company. Ms. Puma is also a director of Nordson Corporation, a manufacturer of precision dispensing equipment for industrial liquid and powder coatings, adhesives, and sealants, and serves as a director and, since early 2023, as Chairperson of the Board of SEMI, a global industry association serving the manufacturing supply chain for the micro- and nano-electronics industries.	Ms. Puma’s long experience in our industry, as well as her role as Axcelis’ Chief Executive Officer and President and future role as Executive Chairperson will allow her to provide essential insight into the Company’s past and current business operations which is critical to the Board’s decision-making in all financial and operational matters affecting Axcelis. Ms. Puma’s strong leadership during challenging periods of the Company’s history, notably her oversight of a complete revitalization of the Company’s product lines while implementing substantial cost reductions, have been highly valued by the Board.

Jeanne Quirk: director since 2022, age 53
Business Experience and Other Directorships	Experience, Qualifications and Attributes
Ms. Quirk is the Senior Vice President, Mergers and Acquisitions, for TE Connectivity, a position she has held since 2015. TE Connectivity (formerly known as Tyco Electronics Ltd.) is a manufacturer of connectivity and sensor solutions for a variety of industries including automotive, industrial equipment, data communication systems, aerospace, defense, oil and gas, consumer electronics, energy and subsea communications. Since 2013, Ms. Quirk served as the Vice President, Strategy and Business Development for TE’s Industrial Solutions segment, with responsibility for partnering with the leadership team to identify and execute organic and inorganic growth initiatives. Since joining TE in 2000, she held a variety of leadership positions in M&A and integration, including leading TE’s M&A and divestiture efforts from 2007 through 2013. Prior to joining TE, Ms. Quirk worked at PricewaterhouseCoopers for 10 years where she assisted a broad range of strategic buyers and financial sponsors with their acquisitions. Ms. Quirk is not currently serving on any other public company Boards.	Ms. Quirk has over 30 years’ experience in the electronics industry, focused on inorganic growth, which is an area of interest for the Company. Ms. Quirk has served on the Audit Committee and the Nominating and Governance Committee since her election in February 2022. The Board highly values her contributions in these roles.

Thomas St. Dennis: director since 2015, age 69
Business Experience and Other Directorships	Experience, Qualifications and Attributes
Thomas St. Dennis is the non-executive Chairperson of FormFactor, Inc., a leading provider of semiconductor wafer test technologies and expertise, a position he assumed in 2016. Previously, Mr. St. Dennis served as FormFactor’s Executive Chairperson beginning in 2013, and as its Chief Executive Officer from 2010 to 2014. Mr. St. Dennis held various positions at Applied Materials, Inc., a semiconductor equipment manufacturer, from 1992 to 1999 and again from 2005 to 2009. His most recent role at Applied Materials was as Senior Vice President and General Manager of the Silicon Systems Group. From 2003 to 2005, Mr. St. Dennis was Executive Vice President of Sales and Marketing at Novellus Systems, Inc., a semiconductor capital equipment manufacturer. Mr. St. Dennis currently serves on the boards of directors of FormFactor and Veeco Instruments Inc., a company that designs, manufactures and markets thin film equipment for semiconductor processing applications.	Mr. St. Dennis’s prior experience in the semiconductor equipment industry as well as his extensive international business background make him an effective advisor to the Board regarding strategic and marketing issues. His experience and skills are highly valued by our Board. Mr. St. Dennis has served on the Nominating and Governance Committee and the Technology and New Product Development Committee since his election to the Board in May 2015. Beginning in May 2020, Mr. St. Dennis was appointed Chairperson of the Technology and New Product Development Committee. The Board highly values his contributions in these roles.

Jorge Titinger: director since 2019, age 61
Business Experience and Other Directorships	Experience, Qualifications and Attributes
Mr. Titinger serves as principal of Titinger Consulting, a private consulting and advisory service provider founded by Mr. Titinger in 2016. Beginning in 2012, Mr. Titinger served as President and Chief Executive Officer of Silicon Graphics International Corp., a producer of computer hardware and software, which was acquired by Hewlett Packard Enterprise in 2016. From 2008 to 2011, Mr. Titinger served in various offices at Verigy Ltd., a provider of semiconductor automatic test equipment, ending as President and Chief Executive Officer in 2011. Prior to his service at Verigy, Mr. Titinger held executive positions with FormFactor, Inc. from 2007 to 2008, and KLA-Tencor Corporation from 2002 to 2007. Mr. Titinger served as a director of Xcerra Corporation, a provider of semiconductor and electronics test products and services from 2012 until it was acquired by Cohu, Inc., a supplier of semiconductor test and inspection equipment, in 2018. Mr. Titinger served on the Board of Directors of Cohu, Inc. from 2018 to 2021. Mr. Titinger currently serves as a director of (i) FormFactor, a leading provider of semiconductor wafer test technologies and expertise; (ii) CalAmp Corp., a provider of mobile resource management telematics systems, software and subscription services for the Internet of Things market; and (iii) Ichor Holdings, Ltd. (also known as Ichor Systems), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment.	Mr. Titinger’s prior experience in the semiconductor industry as well as his extensive international business background make him an effective advisor to the Board regarding strategic and marketing issues. His experience and skills are highly valued by our Board. On his election in 2019, Mr. Titinger joined the Audit Committee and the Compensation Committee. Mr. Titinger became the Chairperson of our Compensation Committee in May 2022. The Board highly values his contributions in these roles.

Dipti Vachani: director since 2022, age 49
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Ms. Vachani is the Senior Vice President, General Manager, Automotive and Embedded Line of Business for Arm Limited, a position she has held since 2018. Arm Limited is a designer of energy-efficient system-on-a-chip central processing units for cell phones and other applications including automotive, artificial intelligence and internet of things applications. From 2015 to 2018, Ms. Vachani was VP, General Manager of Intel Corporation’s Internet of Things Group. Prior to Intel, Ms. Vachani was VP, General Manager, Power and Lighting Display at Skyworks Solutions beginning in 2013. Ms. Vachani held various program and product line positions at Texas Instruments, Inc. from 2001 to 2013, ending as VP, General Manager, Single Core Processors. Ms. Vachani is not currently serving on any other public company Boards.
Ms. Vachani has over 25 years’ experience in the semiconductor industry, most recently focused on automotive and internet of things applications, important areas for many Axcelis customers. Ms. Vachani has served on the Technology and New Product Development Committee and the Compensation Committee since her election in February 2022. The Board highly values her contributions in these roles.

BOARD OF DIRECTORS
Board of Directors Independence and Meetings
The Board of Directors has determined that the nominees for election in 2023, other than Ms. Puma and Dr. Low, are independent under the criteria established by Nasdaq. None of these non-management directors, to the Company’s knowledge, had any business, financial, family or other type of relationship in 2022 with the Company or its management (other than as a director and stockholder of the Company), except for relationships that the Board considered to be immaterial under the Nasdaq independence standards.
In determining that each such director is independent, the Board considers whether Axcelis purchases and sells products and services from and to companies (or their affiliates) at which directors are or have been employed as officers or serve as directors. Mr. Kurtzweil joined the Board of Directors of SkyWater Technology, Inc. in October 2020. Its subsidiary, SkyWater Technology Foundry, Inc., a US semiconductor foundry, is a customer of Axcelis. Axcelis’ transactions with SkyWater are carried on in an arms-length commercial relationship, and there is no reason to conclude that the relationship interfered with the exercise of Mr. Kurtzweil’s independent judgment in carrying out the responsibilities of a director at Axcelis. The amount the Company received from SkyWater in each of the past three fiscal years was below the total revenue threshold in the Nasdaq independence standards (that is, the greater of $200,000 or 5% of Axcelis’ consolidated gross annual revenues), which standard would apply if Mr. Kurtzweil was an executive of SkyWater, which he is not. Accordingly, this relationship was not determined by the Board to impair the independence of Mr. Kurtzweil. See also “Corporate Governance—Certain Relationships and Related Transactions—2022 Related Party Disclosures.”
The Board also determined that the members of the Audit and Compensation Committees meet additional independence requirements under Securities and Exchange Commission (“SEC”) rules, Internal Revenue Code (“IRC”) rules and additional Nasdaq rules.
Our Board of Directors held four meetings during 2022. Independent directors have regularly scheduled executive sessions at which only independent directors are present. None of our Board members attended less than 75% of the 2022 Board meetings and of those committees of which a director is a member. One director failed to attend one 2022 Board meeting or committee meeting of which the director is a member, and accordingly, the average rate of attendance at such 2022 meetings was 99.1%. All but one of our directors was present at the 2022 annual meeting of stockholders; Dr. Chiu was unable to travel due to Covid-19 pandemic restrictions in China. Given the possibility that Covid-19 related travel restrictions may continue through the date of the 2023 annual meeting, it is possible that Dr. Chiu will not attend the 2023 annual meeting of stockholders in person, although it is currently expected that all of the nominees will do so.
Board of Directors Leadership Structure
Mr. Faubert has been Chairperson of the Board of Directors since May 2018. He is an independent director (as defined in the listing standards for the Nasdaq Stock Market). In February 2023, our Board of Directors modified our Governance Guidelines to permit Ms. Puma, as a former Chief Executive Officer, to serve as Executive Chairperson of the Board, beginning in May 2023. Our Governance Guidelines require the Board to appoint a Lead Director in the event that the Chairperson is not independent, and our Board will do so in May 2023. The Lead Director will guide the oversight role of the independent members on the Board of Directors, given that the Chairperson will retain some management responsibilities. We believe this leadership structure serves the Company and our stockholders well by providing independent leadership of the Board of Directors.

Responsibility for an Annual Evaluation of the CEO
Our Governance Guidelines provide that the Chairperson or Lead Director, if there is one, will lead the Board in conducting an annual evaluation of the Chief Executive Officer (the “CEO”). The process for the annual CEO evaluation may be modified from time to time by the Nominating and Governance Committee with the consent of the Chairperson or Lead Director, but currently involves the following steps:
•
Annually, after the close of a fiscal year, the CEO submits a self-evaluation to the Chairperson or Lead Director;

•
The Chairperson or Lead Director discusses the self-evaluation with the CEO and solicits input from other Directors in one-on-one conversations; and

•
The Chairperson or Lead Director consolidates the CEO self-evaluation with Board feedback and communicates the Board’s evaluation to the Chief Executive Officer at the first Board meeting of the new fiscal year.

Our Governance Guidelines provide that the CEO evaluation should consider aspects of corporate performance, including progress against strategic goals and the capacity of the Company to achieve future goals. The evaluation should use a combination of objective and subjective criteria.
Compensation of Directors
The Nominating and Governance Committee has responsibility under its charter to review and recommend non-employee director compensation for adoption by the full Board. Non-employee director compensation is approved by the full Board of Directors on the recommendation of the Nominating and Governance Committee.
2022 Director Cash Compensation.   Non-employee director cash compensation in effect in 2022 was set on July 1, 2020, and reviewed in May 2022, using a Pearl Meyer report comparing the Company’s non-employee Board compensation to that provided by the companies in our executive compensation peer group. This report showed that the 2020 retainers for each category of director service were set at approximately the median for each category. Accordingly, no change was made to non-employee director cash compensation in 2022.
Our non-employee director cash compensation in effect since July 1, 2020 consists solely of annual cash retainers, paid quarterly in advance, in accordance with the following schedule:
Board Member Retainer	$60,000
Independent Chairperson Premium	$50,000
Committee Chairpersons Retainers
Audit Committee Chairperson	$25,000
Compensation Committee Chairperson	$15,000
Nominating and Governance Committee Chairperson	$10,000
Technology and New Product Development Committee Chairperson	$10,000
Other Committee Member Retainers
Audit Committee Member	$10,000
Compensation Committee Member	$7,500
Nominating and Governance Committee Member	$5,000
Technology and New Product Development Committee Member	$5,000

The Company has entered into Indemnification Agreements with each of the non-employee directors, which are in the same form as the Indemnification Agreements with each of the Company’s executive officers. Axcelis’ Indemnification Agreements are intended to provide protection from legal liability arising from the individual’s service as a director to the extent typically provided by U.S. public companies. The Company indemnifies its non-employee directors to the fullest extent permitted by law with respect to his or her status or activities as a director of Axcelis against all judgments, fines, amounts paid in settlement, and all reasonably incurred expenses. These Indemnification Agreements supplement the indemnification provisions in the Company’s Restated Certificate of Incorporation. As required in the Indemnification Agreements, the Company purchases director and officer liability insurance that would reimburse the Company for costs incurred under the Indemnification Agreements and for certain third party liabilities. In addition, the Company maintains “Side A” director and officer liability insurance, which is for the exclusive benefit of the directors and officers, permitting direct reimbursement from the insurer if the Company was unable or unwilling to provide indemnification due to a lack of funds or another issue. The adequacy of our director and officer liability insurance coverage is reviewed, and adjusted if needed, on an annual basis.
Non-employee directors also receive reimbursement of reasonable and customary out-of-pocket expenses incurred in attending Board and committee meetings. In May 2020, the Nominating and Governance Committee adopted an Axcelis Board of Directors Expense Reimbursement Policy to standardize and clarify our reimbursement practices. Travel by directors to Axcelis Board meetings, or otherwise on Company business, is covered by our standard business travel insurance, which provides emergency medical coverage. Non-employee directors do not receive any Company-paid perquisites.
The Board of Directors may, from time to time, form committees in addition to the four committees currently in use (Audit, Compensation, Nominating and Governance, and Technology and New Product Development) and set compensation for service on such additional committees.
2022 Equity Awards.   On May 11, 2022, upon recommendation of the Nominating and Governance Committee and the Compensation Committee, the full Board of Directors approved the grant to each of the non-employee directors, effective May 16, 2022, of restricted stock units (“RSUs”) valued at $160,000. The number of units was determined by dividing $160,000 by a 30-day average closing price of the Company’s common stock over a period ending May 11, 2022, which was $59.50. In accordance with this formula, each non-employee director received a RSU exercisable for 2,689 shares of common stock. Using the grant date closing price of $56.38, each director RSU grant had a grant date value of $151,606. The Board fixed a one year vesting period for the 2022 non-employee director RSU grants reflecting the market practice, in contrast to prior grants which vested on the six month anniversary. Accordingly, the 2022 non-employee director RSU grants will vest on May 16, 2023, provided the director completes his or her one year term of service.
Long-term ownership of Company equity by directors is encouraged through the Company’s director stock ownership guidelines, which are discussed below under “Corporate Governance—Governance Policies.”

The chart below shows compensation for all non-employee directors who served the Company during 2022:
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)(3)	Total ($)
Tzu-Yin Chiu	$70,000	$151,606	$221,606
Richard J. Faubert	$122,500	$151,606	$274,106
Arthur L. George, Jr.(4)	$40,000	$—	$40,000
Joseph P. Keithley	$80,000	$151,606	$231,606
John T. Kurtzweil	$92,500	$151,606	$244,106
Jeanne Quirk	$64,904	$372,536	$437,440
Thomas St. Dennis	$75,000	$151,606	$226,606
Jorge Titinger	$81,250	$151,606	$232,856
Dipti Vachani	$62,741	$372,536	$435,277

(1)
The amounts shown represents the grant date fair value of the equity awards received by each director in 2022 determined in accordance with the assumptions described in the Stock Award Plans and Stock-Based Compensation note to the Company’s 2022 Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. All of the directors except Mr. George received an RSU for 2,689 shares on May 16, 2022 with a grant date fair value of $151,606. These awards will vest as to 100% of the RSUs on May 16, 2023, provided the director completes his or her one year term of office. Ms. Quirk and Ms. Vachani, as new directors, received on March 15, 2022 (i) a RSU grant for 1,143 shares with a grant date fair value of $73,643 , which vested 100% on September 15, 2022, and (ii) a RSU grant for 2,286 shares with a grant date fair value of $147,287, vesting 25% on each of the next four anniversaries of the grant date.

(2)
At December 31, 2022, Ms. Quirk and Ms. Vachani each held 4,975 unvested RSUs and Mr. Titinger held 4,804 unvested RSUs. All other directors in office at year end 2022 held 2,689 unvested RSUs.

(3)
None of the non-employee directors received stock option grants in 2022. No non-employee director held stock options at year end 2022.

(4)
Mr. George retired from the Board in May 2022.

BOARD COMMITTEES
Our Board has standing Audit, Compensation, Nominating and Governance, and Technology and New Product Development committees, each of which has a Chairperson and two or more additional members from among the independent directors. The current composition of each of these committees is set forth below:
Committee membership is reviewed by the Board annually after each annual meeting.
Audit Committee
The Audit Committee operates under a written charter, and is responsible for assisting the Board of Directors in monitoring and oversight of (1) the integrity of the Company’s financial statements and its systems of internal accounting and financial controls and (2) the independence and performance of the Company’s independent auditors and any internal auditors engaged by management or the Audit Committee. The Audit Committee has adopted procedures for the handling of complaints regarding accounting, internal controls and auditing matters which are described in our Ethics policy. The Audit Committee’s charter, material on ethics reporting and other governance material is available on this link https://investor.axcelis.com/corporate-governance/governance-overview.
During 2022, the Audit Committee consisted of Mr. Kurtzweil (Chairperson), Mr. Keithley, Ms. Quirk (beginning in February 2022) and Mr. Titinger. The Board of Directors determined that each of Messrs. Keithley, Kurtzweil, and Titinger and Ms. Quirk were audit committee financial experts as defined by the SEC. The Board’s conclusions regarding the qualifications of a director as an audit committee financial expert are based on the director’s certification that the director has (1) an understanding of generally accepted accounting principles and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal controls and procedures for financial reporting; and (5) an understanding of audit committee functions.
The Audit Committee plays a key role in oversight of the Company’s Enterprise Risk Management processes, as well as taking responsibility for oversight of specific risks, such as the Company’s management of cybersecurity threats. See “Corporate Governance—Risk Oversight by the Board of Directors” below.
For a report on the Audit Committee’s actions during 2022, see the “2022 Audit Committee Report” below.
2022 Audit Committee Report
Note: In accordance with an instruction to the SEC regulation under which this Audit Committee report is provided (Regulation S-K, Item 407(d)(3)), this Audit Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to certain other SEC provisions, as described in that instruction.

The Audit Committee schedules meetings to occur after the preparation of preliminary quarterly and annual financial statements and prior to the public release of financial results for the period. The Committee met in May, August and November of 2022, prior to the release of the financial results for the first, second and third quarters of 2022, respectively, and in February 2023, prior to the release of our fourth quarter and 2022 year-end results. The Audit Committee also usually reviews the Form 10-Q and Form 10-K either in a telephonic, video conference or in-person meeting. The Audit Committee meets in connection with each of the quarterly in person Board meetings. At these meetings, and the occasional additional meeting, the Committee addresses a variety of recurring and non-recurring topics, such as the Company’s internal control systems, Enterprise Risk Management system, management of cybersecurity threats, changes to the Audit Committee charter and other matters.
The Audit Committee met nine times during 2022. At all meetings relating to the release of financial results, Axcelis’ Chief Financial Officer and Corporate Controller were present for all or a portion of the meeting, as were our independent auditors. Our Chief Executive Officer and General Counsel also participated in all of these meetings. The Committee’s agenda is established by the Committee’s Chairperson, with input from the Company’s Chief Financial Officer. Depending on the content of the meeting, the Committee holds private sessions with the Company’s independent auditors, and, separately, with management, at which candid discussions of financial management, accounting and internal control issues can take place. In its executive sessions with representatives of the independent auditors, the Committee seeks to engage in a meaningful dialogue to address any questions or concerns identified by the Committee and to obtain an understanding of any questions or concerns of the auditors.
Under its charter, the Audit Committee has responsibility for recommending to the Board the appointment of the independent auditing firm, which firm will be accountable directly to the Audit Committee, as representative for the stockholders of the Company. To determine independence, the Audit Committee relies on responses from directors and executive officers in annual questionnaires and on the auditing firm’s own conclusion regarding its independence. In selecting and evaluating an independent auditing firm, the Audit Committee considers the firm’s history with the Company, if any, and the quality and efficiency of its past work; the firm’s familiarity with the Company’s industry and the significant accounting principles relating to the Company’s business; the firm’s general reputation, capability and expertise in handling the breadth and complexity of the Company’s worldwide operations; and the firm’s estimated fees. Beyond the performance and capabilities of a particular firm, the Audit Committee also considers whether a change in audit firm is advisable either to ensure independence or to obtain more competitive fees. This consideration is balanced by an awareness of the potential inefficiency and disruption from changing to a different independent public accounting firm. Weighing these factors, the Audit Committee recommended the engagement of Ernst & Young LLP as the Company’s independent auditing firm for 2023, which accounting firm has served as the Company’s auditor since 1999.
The lead audit partner of the independent auditor is required by law to rotate every five years. Our current lead audit partner from Ernst & Young LLP has been serving in that capacity since 2021. The next mandatory periodic rotation of Axcelis’ lead audit partner at Ernst & Young LLP is scheduled to take place in 2026. The Audit Committee will provide oversight and input to the selection of a successor lead audit partner.
Once the firm is appointed, the Audit Committee has the sole authority for the definition of the scope of, and oversight of, the work of the independent auditor, and for compensation of the firm. The Audit Committee manages the process of approving the procurement of services and compensation in accordance with a Policy Regarding Pre-Approval of Services adopted by the Audit Committee. Under this policy, when the Board appoints an audit firm, the purchase of planned audit-related and any specified planned tax services are also automatically approved. Estimated fees for these planned services are reviewed by the Audit Committee each year, and under the Pre-Approval of Services policy, management may pay all fees that are not materially higher than the estimates reviewed by the Audit Committee.
At the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP as our Independent Registered Public Accounting Firm to audit our financial statements for 2022. At the 2022 annual meeting of stockholders, our stockholders ratified this appointment. The Audit Committee discussed with our independent auditors and the Company’s Chief Financial Officer overall audit scopes and plans, the results of external audit examinations, evaluations by the auditors of the Company’s internal controls and the quality of the Company’s financial reporting.
Management has reviewed with the Audit Committee the audited consolidated financial statements for the year ended December 31, 2022 prepared by management and audited by Ernst & Young LLP, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young LLP’s evaluation of our internal control over financial reporting. The review of these audited financial statements included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
In addition, the Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and received from the independent auditors their written disclosure letter concerning independence required to be discussed by the auditors with the Committee under the applicable requirements of the PCAOB. These items were discussed with the auditors and management at an Audit Committee meeting, including a discussion of any relationship that may impact the objectivity and independence of our auditors and whether the provision of any non-audit services by the auditors is compatible with maintaining their independence.
In reliance on these reviews and discussions, and the report of our Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in the Company’s 2022 Annual Report on Form 10-K for filing with the SEC and in the Annual Report to Stockholders which accompanies this proxy statement.
The Committee and the Board have also recommended, subject to reconsideration in the absence of stockholder ratification, the selection of the Company’s independent auditors for the current year, as discussed below under “Proposal 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm.”
In performing all of these functions, the Audit Committee acts only in an oversight capacity. Necessarily, in its oversight role, the Committee relies on the work and assurances of the Company’s management, who have the primary responsibility for financial statements and reports, and of the independent auditors, who in their report on the audited annual financial statements, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.
By the Audit Committee,
John T. Kurtzweil, Chairperson
Joseph P. Keithley
Jeanne Quirk
Jorge Titinger
Compensation Committee
At the beginning of 2022, the Compensation Committee of the Board of Directors consisted of Mr. George (Chairperson), Mr. Kurtzweil, Mr. Faubert, and Mr. Titinger. Ms. Vachani joined the

Committee in February 2022, upon her election to the Board. In May 2022, Mr. George retired from the Board, and Mr. Titinger was appointed Chairperson of the Compensation Committee. The Compensation Committee holds four regularly scheduled meetings per year and occasionally calls special meetings or acts by written consent to address particular matters. In 2022, the Compensation Committee met six times. The Compensation Committee operates under a written charter, a copy of which is available in the “Investors” portion of our website at www.axcelis.com.
The Compensation Committee establishes the compensation philosophy for Axcelis and has all the authority of the Board of Directors to act or exercise corporate powers with respect to the compensation of the executive officers and the administration of Axcelis’ equity compensation plans. The annual CEO evaluation is considered by the Compensation Committee in the course of its deliberations on the Chief Executive Officer’s compensation. In 2020, the charter of the Compensation Committee was amended to include a statement on the Committee’s responsibility to provide oversight of workforce diversity initiatives and goals. The Committee has directed management to track certain demographic metrics and to record our progress against specific goals on diversity and inclusion. See “Stockholder Engagement—Responsiveness to Stockholder Interest in Diversity and Inclusion Issues” above.
The Compensation Committee meets in the first quarter of each year to review the level and structure of each component of executive compensation, and to establish the goals and targets applicable to the executives’ annual cash and equity incentive compensation for the coming year, as well as to determine the results for the year just ended. The Committee’s 2022 compensation decisions are described in detail in “Executive Compensation—2022 Compensation Discussion and Analysis” below.
To support its decision-making processes, the Compensation Committee frequently obtains the advice of an independent compensation consultant with respect to the structure and competitiveness of the Company’s executive compensation programs, as well as the consistency of our programs with the Company’s executive compensation philosophy. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. In 2022, the Company engaged Pearl Meyer to provide benchmarking and advice related to compensation decisions for executive officers. Pearl Meyer has also advised the Committee and the Nominating and Governance Committee on compensation paid to the independent directors. Pearl Meyer did not provide any other services to the Company in 2022. Under its charter, the Compensation Committee must assess and consider the independence of any retained advisor under the criteria set forth in the Nasdaq listing standards.
At the request of the Committee, the Chief Executive Officer will make specific proposals to the Committee regarding compensation for executive officers. Management will often work with the Committee’s outside consultant to ensure that the consultant has access to the appropriate information to enable the consultant to complete its analyses for the Committee. The consultant’s invoices are paid by the Company. The Chief Executive Officer and the Executive Vice President HR/Legal usually participate in Compensation Committee meetings to present and discuss the material. Depending on the matter under discussion, the Compensation Committee may meet alone with the Chief Executive Officer in executive session. All decisions on executive compensation are made by the Compensation Committee in executive session without the Chief Executive Officer. The Committee delegates to the Chief Executive Officer the authority to make equity grants to employees other than executive officers on commencement of employment, as a bonus award or in the annual equity award program, subject to limitations established by the Committee.
For a discussion on the Compensation Committee’s decisions relating to executive compensation during 2022, see “Executive Compensation—2022 Compensation Discussion and Analysis” below. The Compensation Committee also makes recommendations to the Board with respect to policies relating to compensation, including the Company’s director and officer stock ownership guidelines, executive compensation clawback policy, and policies relating to the ownership of Axcelis securities by directors and officers. See “Corporate Governance—Governance Policies” below.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Compensation Committee of the Board of Directors during 2022 (Mr. George, Mr. Kurtzweil, Mr. Faubert, Mr. Titinger and Ms. Vachani) has been an officer or employee of Axcelis or had a relationship during 2022 requiring disclosure under Item 404 of Regulation S-K.
Nominating and Governance Committee
During 2022, the Nominating and Governance Committee was comprised of Mr. Keithley (Chairperson), Dr. Chiu, Ms. Quirk (beginning in February) and Mr. St. Dennis.
The Nominating and Governance Committee is responsible for identifying and nominating candidates for membership on the Board of Directors, making recommendations to the Board on non-employee director compensation and establishing governance policies for the Board and management. The Committee operates under a written charter and Governance Guidelines, copies of which are available in the “Investors” section of our website at www.axcelis.com. The Committee held four meetings in 2022. The Committee has the sole authority to hire and fire all outside consultants providing information and advice to the Committee.
Under a process established by the Nominating and Governance Committee, the Board of Directors undertakes an annual self-evaluation of Board size, composition, effectiveness and management interaction. In addition, each Board member completes an annual self- and peer- performance assessments. See “Corporate Governance—Board Evaluations and Peer Review Processes.”
The Nominating and Governance Committee manages the process of identifying and recommending individuals to either (A) be nominated by the Board of Directors to be elected as directors by the stockholders or (B) to be appointed by the Board as a director until the next annual meeting of stockholders, as discussed below under “Corporate Governance—Board Nomination Process and Requirements.”
The Nominating and Governance Committee also adopts, or recommends to the Board the adoption of, Bylaw provisions and governance policies that relate to the operation of the Board and committees and the Company’s relationship with stockholders, which are described below under “Corporate Governance—Governance Policies.” The Nominating and Governance Committee, together with the Compensation Committee, makes recommendations to the Board with respect to membership on Board committees, the Company’s director and officer stock ownership guidelines, executive compensation clawback policy, and policies relating to the ownership of Axcelis securities by directors and officers. See “Corporate Governance—Governance Policies” below.
The Nominating and Governance Committee has developed a comprehensive statement of the Company’s governance standards and processes arising from its charter, bylaws and policies, called Governance Guidelines. These were first adopted by the Board of Directors in February 2016, and are periodically updated. These Governance Guidelines are available in the “Investors” section of our website at www.axcelis.com

CORPORATE GOVERNANCE
Governance Policies
Our Board and committees seek to implement best governance practices, both on general corporate governance matters and on compensation. Key policies are as follows:
Corporate Governance: What We Do
Adhere to High Ethical Standards and Legal Compliance: Our ethics policy applies to our directors, executive officers and all other employees. This policy promotes ethical actions and legal compliance. We provide employee training on ethics and a variety of compliance topics, including the Foreign Corrupt Practices Act, Export Controls regulation, employment laws, and Insider Trading regulation. No reports of ethics or legal compliance violations were received by the Company in 2022, nor were any such incidents otherwise identified by the Company in 2022.
Ensure we have an Independent Chairperson of the Board or Lead Director: Our Governance Guidelines requires that either the Chairperson of the Board is an independent director, or if not, a Lead Director is appointed by the Board. The responsibilities of Chairpersons and Lead Directors are specified in the Governance Guidelines.
Ensure Directors and Officers Hold Stock in Axcelis: Our Stock Ownership Guidelines require that non-employee directors own shares having a value at least equal to three times the amount of the annual base Board retainer (which is currently $60,000). Our Chief Executive Officer is required to own shares having a value equal to three times his or her base salary. The other executive officers are required to hold the lesser of 16,250 shares or shares having a value equal to 150% of such officer’s base salary. Executive officers are encouraged to retain 50% of any shares received on exercise of options or vesting of RSU awards (after payment of the exercise price and tax withholding), until stock ownership guidelines are met. Directors and executive officers have five years to meet guideline ownership.
Conduct a Strong CEO Performance Review Process: As described above under “Board of Directors—Responsibility for an Annual Evaluation of the CEO,” our Governance Guidelines specify the process by which an annual Chief Executive Officer performance review is developed and submitted to the full Board for their consideration, with input from the Chief Executive Officer, the Chairperson or Lead Director, and all other Board members.
Conduct an Annual Board Assessment and Director Evaluation: Our Governance Guidelines and the charter of the Nominating and Governance Committee address the requirement for annual Board self-assessment processes, which cover meeting agendas, schedules, presentations, access to and communications with senior management, and the Board’s contribution as a whole. The annual process also includes an assessment by each director of their own and each other director’s individual performance, using specified criteria. See “Corporate Governance—Board Evaluations and Peer Review Processes.”
Corporate Governance: What We Don’t Do
Fail to Refresh our Board: Our Governance Guidelines require an annual Board self- and peer-evaluation prior to the re-election nomination process. These evaluations, along with other assessments, are taken into account prior to the annual nomination process described below under “Corporate Governance—Board Nomination Process and Requirements.” Our Governance Guidelines provide that Directors who have reached the age of 75 may not be nominated for election. This retirement policy has no exemptions or conditions. Since its adoption in 2015, six incumbent directors have not been eligible for re-nomination as a result of the retirement policy. Our Governance

Guidelines also require Board members to tender their resignation on a change in principal occupation, and if he or she receives a greater number of votes “withheld” in an uncontested election than votes “for” his or her election.
Allow Directors and Officers to Hedge or Pledge Their Stock Positions: Our policies prohibit directors and executive officers from pledging Axcelis stock in a margin account or otherwise, or entering into transactions designed to hedge or offset any decrease in the market value of Axcelis stock. The Company’s policies also prohibit the purchase of publicly traded options on Axcelis securities and place limitations on the use of standing or limit orders to purchase or sell Axcelis securities.
Allow Minority Stockholder Rights to be Harmed: Our charter and bylaws protect all stockholders by requiring advance notice of stockholder proposals, and prohibit stockholders from calling a special meeting, acting by written consent or filing governance litigation outside of Delaware. These provisions ensure that minority stockholders have notice and an opportunity to vote on all matters properly brought before them, and that claims are heard by sophisticated Delaware courts.
Compensation Governance: What We Do
Align Compensation with Median Pay at Peer Companies and Relevant Survey Data: Executive officer compensation is benchmarked, usually annually, to median levels at peer companies and in surveys. We re-evaluate these peers, at least biennially, to ensure they are comparable companies.
Align Compensation with Company and Individual Performance: We set compensation with strong pay-for-performance orientation, using both a cash annual incentive plan tied to financial metrics and restricted stock unit grants tied to operational goals. Performance evaluations are obtained and considered in compensation decision-making. Only the Chief Executive Officer has an employment agreement setting a minimum salary and bonus opportunity.
Assert Executive Compensation Clawback Rights: Our policy authorizes the Board to seek recovery of incentive cash and equity compensation that complies with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and extends beyond the requirements of that law to allow a clawback of incentive compensation in the event of any violation of an agreement with the Company or of any policy of the Company or a voluntary departure to work for a competitor.
Require Termination of Employment prior to a Change of Control Payout: Agreements with our executive officers provide for “double trigger” change of control benefits, due only if the employee experiences a qualifying termination of employment.
Require Multi-Year Vesting of Equity Awards: Under our equity incentive plan, equity grants that are solely based on continued employment, service or the passage of time may not vest until the first anniversary of grant, and for employees, full vesting may not occur until the fourth anniversary of grant, except for grants received in lieu of cash compensation otherwise due.
Maintain Compensation Committee Practices that Ensure Independence: All of the members of the Compensation Committee are determined to be independent, and they have authority to engage an independent consultant of their choice. All compensation decisions involving executive officers are made in executive sessions of the independent directors without management. In addition, the Committee receives feedback from stockholders through an annual Say-on-Pay vote.
Compensation Governance: What We Don’t Do
Pick Aspirational Peer Companies or Benchmark above Median Compensation Levels: Our Compensation Committee targets median benchmarked pay for our executives, re-evaluating the compensation peer group used for benchmarking purposes at least biennially, with the help of an independent compensation consultant chosen by the Compensation Committee.

Allow for Unlimited Cash Incentive Payouts or Guaranteed Bonuses: Payout under our annual cash incentive plan is capped at 200% of target, which insures outperformance reaches our stockholders after a fixed return to executives. We do not provide guaranteed minimum bonuses under any compensation arrangements with executives, other than occasionally for the year in which an executive joins the Company.
Provide Special Perquisites or Retirement Benefits: We do not provide any perquisites or retirement benefits to our executive officers that are not generally made available to all of our employees.
Provide “Single Trigger” Severance Payments or Golden Parachute Arrangements: We do not provide “single trigger” severance payments due solely on account of the occurrence of a change of control event.
Indemnify Executives for Change of Control Excise Taxes: None of our change of control agreements with executive officers contain reimbursement provisions for change in control excise taxes, including those under US Internal Revenue Code Sections 280G and 4999. Our Governance Guidelines prohibit the Company from entering into any future change of control agreement with a provision indemnifying an executive for the effects of any excise tax due on severance compensation.
Re-Price or Buy Back Equity Awards: Our equity plans prohibit repricing of equity awards or cash repurchase of equity awards (except in the case of a corporate transaction).
Offer Nonqualified Defined Contribution or Other Deferred Compensation Plan. We do not have any such plans.
Our Governance Guidelines, other policies and our Certificate of Incorporation and Bylaws are posted in the “Investors” section of our website at www.axcelis.com. Any waivers of our Ethics policy would also be disclosed on that site.
Board Evaluations and Peer Review Processes
A healthy and vigorous Board evaluation process is an essential part of good corporate governance. At Axcelis, this process includes annual evaluations of the Board and committee functions, including the interaction between the Board and management, and assessments by each director of their own performance and of that of each of the other directors. The Nominating and Governance Committee establishes and oversees the evaluation process, which focuses on identifying areas where Board, committee and director performance is both effective, as well as opportunities for further development or improvement.
Each year, the Nominating and Governance Committee reviews the format and effectiveness of prior evaluation processes to identify actionable feedback for directors and management to consider. Axcelis’ process has been a combination of written input, collected by the Chairperson of the Nominating and Governance Committee and one-on-one interviews between the Chairperson of the Nominating and Governance Committee and each independent director. These individual discussions are an important opportunity to ensure directors feel they can provide candid feedback on Board operations and the performance of Board members.
The Board has historically used two documents to guide the process: (i) a Board evaluation questionnaire and (ii) a self- and peer- evaluation form. The Board evaluation questionnaire addresses topics such as the composition of the Board and committees, the meeting schedule, agenda items, presentation content, the relationship with management (including availability and responsiveness), and the overall effectiveness of the Board and opportunities for improvement. The self- and peer-evaluation form asks directors to rate themselves and other directors on skills and behaviors in three categories: essential Board qualifications, participation in meetings, and overall value-add of the member.

The Nominating and Governance Committee has considered whether to engage a third-party facilitator for these annual processes, but has not done so to date. In 2022, we used the Board’s internet portal to collect the Board evaluation input, which was then reviewed by the Chairperson of the Nominating and Governance Committee. This allowed for a paperless approach to the request and submission of information.
This formal process is conducted annually between the August and November meetings of the Board, so that conclusions from the Board evaluation process can inform the decisions regarding nominations for re-election, usually made in February of each year. At the November Board meeting, the Chairperson of the Nominating and Governance Committee provides a verbal summary of the feedback he received, first to the Nominating and Governance Committee and then to the full Board. Depending on the feedback received, the Chairperson of the Board may have been consulted prior to the November meeting on specific potential outcomes from the feedback.
Under our Governance Guidelines, the Chairperson of the Board and the Chairperson of the Nominating and Governance Committee are responsible for responding to issues identified in the annual Board self-evaluation. These processes commonly lead to actions such as the following:
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Addressing Board and committee composition and refreshment needs to ensure the availability of appropriate skills and experience to meet the current and anticipated needs of the business;

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Implementing individual director input on Board and Committee meeting agenda items;

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Increasing time available for executive sessions without management present; and

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Providing periodic input to our CEO and senior management on desired presentation content and style.

In addition to the formal Board evaluation process, our Board and committees engage in an on-going informal evaluation of their own effectiveness throughout the year, usually discussed in executive sessions and in one-on-one conversations outside of meetings. Committee chairs also regularly communicate with management to discuss the development of meeting agendas and presentations, which results in a two-way feedback loop. The Chairperson of the Board and other directors have on-going engagement on these topics with our Chief Executive Officer. The Chair of our Audit Committee consults regularly with our Chief Financial Officer and Corporate Controller. The Chairs of our Nominating and Governance Committee and Compensation Committee communicate regularly with our General Counsel and Corporate Secretary, and the Chair of our Technology and New Product Development Committee interacts regularly with executive officers managing the Marketing and Engineering functions. These conversations mainly relate to agenda items, presentation content and the need to obtain external expert input to support committee discussions and decision-making.
Stockholder Communications to the Directors
Stockholders may communicate with the Axcelis Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of the Corporate Secretary, Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915. All communications from security holders to Board members (other than communications soliciting the purchase of products and services or requests for publicly available documents) will be promptly relayed to the Board members to whom the communication is addressed.
Annual Meeting Stockholder Deadlines
The Company’s annual meeting of stockholders provides our stockholders with an opportunity to propose actions for adoption by the stockholders and to nominate individuals for election to the Board of Directors. The Company’s Bylaws include provisions requiring advance notice of proposals by stockholders for items to include in the agenda for the annual meeting and for director nominations. Our Bylaws have been filed with the SEC and are also posted on the “Investors” page of our website at www.axcelis.com.
If you intend to bring proposed business to the 2024 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice to Axcelis of such proposal by December 2, 2023 (120 days before the anniversary date of the mailing of this proxy statement). Any such proposal should comply with the requirements of Securities Exchange Act Rule 14a-8.
If you wish to bring business before or propose director nominations at the 2024 annual meeting, you must give written notice to Axcelis between January 11, 2024 and February 10, 2024 (the dates 120 days and 90 days, respectively, before the anniversary of the 2023 annual meeting). These dates assume that the 2024 annual meeting is held not more than 30 days before or 30 days after May 11, 2024. If that is not the case, you must give written notice to Axcelis between the date 120 days before the 2024 annual meeting date and the later of (A) 90 days before the 2024 annual meeting date or (B) the date 10 days after public announcement of the 2024 annual meeting date.
Notices of stockholder proposals and nominations shall be given in writing to Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915, Attn: Corporate Secretary.
Board Nomination Process and Requirements
In an on-going effort to refresh the Board of Directors, the Nominating and Governance Committee from time to time seeks new nominees for election to the Board through a variety of channels, including the engagement of director search firms, less formal recommendations from stockholders of the Company and through business and personal contacts. Director search firms engaged by the Company are paid a retainer fee to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee’s determination of the needs of Board composition at the time a particular search is initiated.
The Nominating and Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder in accordance with the nomination provisions in our Bylaws, or identified through the Committee’s own search processes, about whom it is provided appropriate information. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the stockholders of the Company. The Committee will determine whether the particular nomination would be consistent with Axcelis’ Governance Guidelines. These Governance Guidelines provide in part that all new candidates for election to the Board and all Board members eligible for nomination for re-election to the Board shall be evaluated on the following criteria:
(a)   such candidate or Board member’s current level of, and on-going commitment to, education regarding the responsibilities of a member of a board of directors under standards set forth in the Company’s Governance Guidelines;
(b)   the adequacy of such candidate or Board member’s time available to commit to responsibilities as a member of the Board;
(c)   the existence of any financial relationship with the Company other than that arising as an employee of the Company, as a Board member and/or as a stockholder; and
(d)   in the case of re-election, such member’s compliance with our Director Stock Ownership Guidelines.

If a candidate is presented to the Nominating and Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. More generally, the Committee will consider a candidate’s skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company’s business. Given the global nature of the Company’s business, the Nominating and Governance Committee will consider whether a nominee’s geographic or cultural background or other factors contributes to Board diversity that is beneficial to the Company for business reasons. Apart from seeking candidates with attributes that are deemed advantageous in terms of the Company’s business objectives, the Board is committed to maintain gender, racial and ethnic diversity on the Board. The Board believes the current nominees exhibit an appropriate mix of the desired characteristics, as shown in the charts under “Proposal 1: Election of Directors” above.
Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the SEC, the Nasdaq listing standards, and the IRC regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Governance committees.
In order to provide clarity to our stockholders on the information required to support the consideration of an individual as a candidate for nomination for election as a director, the Company’s Bylaws stipulate the amount and nature of information required about a director candidate and the stockholder proposing his or her election. These disclosure requirements also ensure that all stockholders entitled to vote on a director nomination have all relevant information about the nominee. Our Bylaws have been filed with the SEC and are also posted on the “Investors” portion of our website at www.axcelis.com. Nomination information should be sent to the Nominating and Governance Committee of Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915, Attn: Corporate Secretary. The Committee may require further information, including but not limited to the completion of a questionnaire designed to elicit disclosures required by the securities laws and to determine eligibility for Board and committee membership.
Certain Relationships and Related Transactions
Review Process
Nasdaq listing rules require the Company to conduct an appropriate review of all related party transactions which are disclosable under Item 404 of the SEC’s Regulation S-K. In its charter, the Nominating and Governance Committee is given responsibility to review and approve any such related party transactions, including (a) business arrangements between the Company and directors or their affiliates or between the Company and employees, other than compensation for service as a director or as an employee of the Company, and (b) any other relationships between a director or employee and the Company or a third party (including membership on the boards of directors of a third party) which create the appearance or reality of a current or potential conflict of interest.
Axcelis reviews all relationships and transactions reported to it in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Nominating and Governance Committee reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Nominating and Governance Committee considers:
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the nature of the related person’s interest in the transaction;

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the material terms of the transaction, including, without limitation, the amount and type of transaction;

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the importance of the transaction to the related person;

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the importance of the transaction to the Company;

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whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

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any other matters the Committee deems appropriate.

Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.
2022 Related Party Disclosures
During 2022, no related person transactions requiring disclosure in the proxy statement were identified or submitted to the Nominating and Governance Committee for approval. As discussed above under “Board of Directors—Board of Directors Independence and Meetings,” during 2022, Mr. Kurtzweil served as a director of SkyWater Technology, Inc., which has a subsidiary, SkyWater Technology Foundry, Inc., that is a customer of the Company. In 2022, SkyWater purchased goods and services from Axcelis for payments that exceeded $120,000 and these business transactions have continued in 2023. However, Mr. Kurtzweil has no direct or indirect material interest in these payments or the services and products provided by the Company, which are the result of arms-length commercial transactions.
Two of the current Board members nominated for re-election (Mr. St. Dennis and Mr. Titinger) are also Board members of FormFactor, Inc. The Company has no business relationship with FormFactor.
Risk Oversight by the Board of Directors
Axcelis’ business involves many unavoidable operational and financial risks which management and our Board seek to mitigate through careful planning and execution. Our risks include:
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The highly competitive nature of the semiconductor equipment industry, which may limit the rate and level of acceptance of our current products by customers and requires us to continue to make substantial investments in new products and features to successfully compete for customer selection;

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The dependence of our business on international trade, especially with Asia and the potential negative impact on our business from economic disruption from political, fiscal or global health reasons;

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The need to maintain global infrastructure to support our customers; and

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The cyclical nature of the semiconductor industry and its overall condition in a particular period.

A more extensive list of risk factors associated with our business can be found in the Company’s 2022 Annual Report on Form 10-K filed with the SEC and which serves as the Annual Report to Stockholders accompanying this proxy statement.
The Board of Directors has two primary methods of overseeing risk. The first method is through an Enterprise Risk Management (“ERM”) process, which allows for full Board oversight of the most significant risks facing the Company. The second is through the functioning of the Board committees. The goal of the ERM process is to provide an ongoing effort, effected at all levels of the Company across all corporate functions, to identify, assess and monitor risk, and to agree on mitigating actions. At each quarterly Board meeting, senior management provides a report on risks that are rated as having a higher likelihood of occurrence than other risks and/or a higher severity of impact than other risks, commenting on the trend and the status of the risk at the time of the report. The Audit Committee annually reviews the ERM process to ensure that it is robust and functioning effectively.
In addition to the ERM process, each committee of the Board oversees specific areas of risk relevant to the committee through direct interactions with the Chief Executive Officer and the heads of corporate functions. For instance, the Audit Committee oversees risk relating to financial reporting through its interactions with the Chief Financial Officer, Corporate Controller and the Company’s independent auditors.
The Audit Committee also reviews the Company’s activities to mitigate cybersecurity risk, which include network security improvements, management’s on-going monthly employee cybersecurity training, and other measures to protect its systems and data from unauthorized access or misuse. The Audit Committee undertakes an annual review of these cybersecurity risks, with follow-up discussions as needed. In this annual review, our full Board receives reports on Axcelis’ cybersecurity risk assessment and risk management from the Company’s Chief Information Officer and external Chief Information Security Officer, and from Ernst & Young’s cybersecurity experts as part of their review of Axcelis’ internal controls. Cybersecurity management involves executing on multiple technical fronts, requiring current knowledge of best practices and available solutions, so the Company believes the most effective risk management will be achieved by using a team of experts who have daily responsibility for maintaining the security of our information technology systems, with Board members exercising an oversight role.
The Technology and New Product Development Committee oversees risk in the Company’s technology and product development initiatives. The Compensation Committee considers risk arising from compensation policies and practices. See “Executive Compensation—2022 Compensation Discussion and Analysis—Risk Assessment of Compensation Policies and Practices.” A committee may address risks directly with management or, where appropriate, may elevate a risk for consideration by the full Board.
The separate ERM process and Board committee approach to risk management leverages the Board’s leadership structure to ensure that risk is overseen by the Board both company-wide and through specific areas of competency. In order to ensure that longer term risks are also considered by the Board in a timely and consistent matter, the full Board dedicates one quarterly meeting each year to review and approve a strategic plan and to review and approve a profit plan. These plans are used to manage the business throughout the year. Finally, the Board dedicates a quarterly meeting each year to an executive talent review, which includes a review and discussion of succession planning for the CEO, the other executive officers, and other key management positions.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Upon the recommendation of the Audit Committee, the Board of Directors has appointed the independent registered public accounting firm of Ernst & Young LLP as independent auditors to conduct the annual audit of our financial statements for 2023 and is seeking stockholder ratification of the appointment. Ernst & Young LLP is an internationally recognized independent registered public accounting firm that audited the Company’s financial statements in 2022 and which the Audit Committee believes is well qualified to continue.
Ernst & Young LLP has audited the Company’s financial statements since 1999. Prior to recommending the re-appointment of the Company’s independent auditor each year, the Audit Committee receives input from the Company’s Chief Executive Officer and Chief Financial Officer on management’s relationship with the auditor and input from the independent auditor on the engagement. In its decision to recommend re-appointment, the Audit Committee also considers the fees charged by the independent auditor and the potential benefits and challenges from switching independent audit firms. The audit engagement partner assigned to the Company’s account rotates every 5 years, and the Audit Committee provides oversight and input to the selection of a successor audit engagement partner, along with management.
Subject to pandemic-related restrictions, representatives of Ernst & Young LLP will attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.
The aggregate audit fees billed for, and other fees billed in, each of the last two fiscal years for professional services rendered by Ernst & Young LLP were as follows:
	2021	2022
Audit Fees	$1,765,000	$2,075,493
Audit Related Fees	$27,000	$32,800
Tax Fees	$167,819	$89,645
Total Fees	$1,959,819	$2,197,938
Audit fees include statutory audits for subsidiaries and branches operating in countries outside of the United States. Audit related fees include the audit for the Company’s 401(k) plan required under ERISA, and the Company’s subscription to Ernst & Young’s accounting and auditing research platform. Tax fees may include international tax planning relating to the setting of fair compensation for services provided to us by our foreign subsidiaries to ensure appropriate revenue levels are reported for taxation in those foreign countries.
The Audit Committee has adopted a policy requiring the Committee’s pre-approval of the engagement of the Company’s independent auditor to perform specific audit-related or non-audit (including tax) services and fees for such services. This pre-approval of audit-related and non-audit services performed by the independent auditor is designed to avoid any engagements which could impair the auditor’s independence. The policy also prohibits engagement of the independent auditor to perform certain types of services that are always viewed as inconsistent with independence. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management. Under its charter, the Audit Committee will pre-approve estimated fees to be paid to the independent auditor for approved services. Under the Committee’s pre-approval policy, once the Audit Committee has approved fee estimates from the audit firm, management is authorized to pay actual fee amounts that are not materially greater than the reviewed estimates.
The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the SEC, the PCAOB and applicable professional standards. Relevant considerations include (i) whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, (ii) whether the independent auditor would be functioning in the role of management or in an advocacy role, (iii) whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, (iv) whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and (v) whether the amount of fees involved, or the proportion of the non-audit fees to the total fees payable to the independent auditor would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.
All of the non-audit services rendered by Ernst & Young LLP in respect of the 2021 and 2022 fiscal years were pre-approved by the Audit Committee in accordance with this policy.
Ernst & Young LLP informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of Ernst & Young LLP.
Ratification of the appointment of Ernst & Young LLP by the stockholders is not required by law or by our Bylaws. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of a majority of the votes cast at the meeting, the Audit Committee intends to reconsider its recommendation of Ernst & Young LLP as independent auditors. The Company may retain the firm for 2023 notwithstanding a negative stockholder vote.
The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

PROPOSAL 3: ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION
This proposal, commonly known as “Say-on-Pay,” asks the stockholders to approve the 2022 compensation of the Company’s named executive officers as described under “Executive Compensation” below in this proxy statement (referred to herein as “NEOs”).
The Company’s overall compensation goal is to drive stockholder value by (i) retaining executive talent through pay opportunities commensurate with pay at other companies of a similar size in the same or similar industries, as adjusted for individual factors, and (ii) driving achievement of long-term and annual strategic goals through payouts tied to performance. Details of the 2022 compensation provided to the NEOs may be found in the “Executive Compensation—2022 Compensation Discussion and Analysis” and the accompanying tables in this proxy statement. Key features of NEO compensation in 2022 were:
•
2022 Target Pay was a Balanced Mix of Base and Short- and Long-Term Incentive Pay with a Strong Emphasis on Performance Based Awards. In 2022, the NEOs received base pay, a target annual cash incentive, and RSU equity compensation (half of which were performance based) that aligned well with elements of peer executive compensation targets. Combining the annual cash incentive with the performance based RSUs, 50% of the total target compensation of the Company’s chief executive officer (Mary G. Puma) was subject to achievement of specific performance goals, and an average of 45% of the other NEOs’ 2022 total target compensation was similarly performance based.

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2022 Realized Cash Incentive Compensation was Above Target. In line with the financial performance of the Company in 2022, the cash performance based compensation realized by the NEOs under the 2022 Axcelis Management Incentive Plan equaled the executive’s target multiplied by a plan score of 186.35% as a result of the Company’s 2022 revenues, profitability and gross margin, all of which were above plan. See “Executive Compensation—Summary of Axcelis 2022 Executive Compensation—2022 Business Environment” below.

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2022 Performance Based Equity Awards were Earned Above Target. The 2022 performance based RSUs were subject to the achievement of up to ten 2022 key operational goals, each weighted 15%. Management achieved nine of the ten goals relating to these 2022 performance based RSUs, and accordingly, the NEOs have earned 135% of the target number of shares. Half of the shares earned on the 2022 performance RSUs vested in February 2023 and the remaining half will vest in February 2024, subject to continuation of employment.

•
2022 Realized Total Compensation was Above Target. As a result of the payout on the 2022 Axcelis Management Incentive Plan and the achievement on the 2022 performance based RSUs, Ms. Puma received 126% of her target pay for 2022, and, on average, the other NEOs received 125% of their target pay for 2022 (valuing equity awards at the level approved by the Compensation Committee and assuming all RSUs vest over the remaining service periods).

The vote solicited by this proposal, which is required by Section 14A of the Securities Exchange Act of 1934, is advisory and its outcome will not be binding on the Board nor require the Board to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board or creating or implying any additional fiduciary duty of the Board. However, the Board intends to take into account the outcome of this vote when considering future compensation arrangements for the Company’s NEOs. We expect to hold such a vote at the annual meeting each year.
The proposal will be considered approved at the annual meeting if more votes are cast in favor than against. Abstentions and broker non-votes will not count as votes cast for or against this proposal.
The Board of Directors recommends a vote FOR approval of the 2022 compensation of the Company’s named executive officers.

PROPOSAL 4: ADVISORY VOTE REGARDING THE FREQUENCY OF STOCKHOLDER VOTES TO APPROVE EXECUTIVE COMPENSATION
The Board also seeks the views of the stockholders on how often the Company should ask the stockholders to vote on the compensation of the Company’s named executive officers: each year, every two years or every three years. The Company is required by Section 14A of the Securities Exchange Act of 1934 to include a Say on Pay vote, like Proposal 3, in proxy statements for its annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a Say on Pay vote.
The Board believes that the Say on Pay vote should be held annually. In 2017, the stockholders of the Company ratified that decision, and Section 14A requires us to confirm that decision every six years. The Board evaluates, adjusts and approves executive compensation each year. Permitting the stockholders to express their opinion as close in time as possible to the relevant compensation decisions will be most useful to the Board. You should indicate your preference on the proxy card.
Because the vote solicited by this proposal is advisory, its outcome will not be binding on the Board nor require the Board to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board or creating or implying any additional fiduciary duty of the Board or restricting or limiting the ability of the Company’s stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Board expects to take into account the outcome of this vote when considering how frequently to seek a Say on Pay vote of stockholders in the future.
Only votes cast at the annual meeting will be taken into account. Abstentions and broker non-votes will not count as votes cast with respect to this proposal.
The Board of Directors recommends a vote in favor of the Company’s including a Say on Pay proposal in the proxy statement for its annual meeting ANNUALLY.

EXECUTIVE COMPENSATION
2022 Compensation Discussion and Analysis
This 2022 Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this proxy statement with respect to the compensation paid to the Company’s principal executive officer (Mary G. Puma), principal financial officer (Kevin J. Brewer), and the three most highly compensated other executive officers serving at December 31, 2022, who are included in the Summary Compensation Table below. These executive officers are referred to herein as “named executive officers” or “NEOs.” Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the NEOs during 2022.
Executive Summary of Axcelis 2022 Executive Compensation
2022 Business Environment.
Axcelis designs, manufactures and services ion implantation and other processing equipment used in the fabrication of semiconductor chips. Our Purion platform family of ion implanters are, we believe, the most innovative implanters available on the market today. We sell to leading semiconductor chip manufacturers worldwide. In addition to equipment, we provide extensive aftermarket lifecycle products and services through our Customer Solutions and Innovation team, which sells spare parts, equipment upgrades, maintenance services, used tools, and customer training.
Following on a strong year in 2021, the semiconductor equipment industry saw remarkable additional growth in 2022. Axcelis had a number of important accomplishments in 2022:
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Axcelis’ revenue grew 39% year over year;

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Our full year revenue, gross margins and operating profit were all at record levels since we became an independent company in 2001;

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The market for mature semiconductor devices grew rapidly, producing greater than 80% of our systems shipments, and within that total, the electrification of the automotive market drove the power device market to contribute approximately 39% of our systems shipments;

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Our global footprint in growing markets continued to expand, including through multiple evaluations at key customers in memory, mature process technologies and advanced logic, sales of our Purion product extensions into the Silicon Carbide market, follow-on orders for our Purion products in Japan, and device qualification for leading edge CMOS Image Sensor processes; and

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Rapid growth of our manufacturing capabilities through solid execution, strong supply chain partnerships and bringing online new capacity at both our Beverly, Massachusetts facility and the Axcelis Asia Operations Center in South Korea.

2022 Say-on-Pay Vote
At our 2022 annual meeting, approximately 97.7% of votes cast were in favor in the advisory vote on 2021 executive compensation (commonly referred to as “Say-on-Pay”). The Compensation Committee of our Board of Directors considered that the results of the 2022 Say-on-Pay vote validated our general approach to executive compensation. The overall structure of our 2022 executive compensation was unchanged from that in 2021.
2022 Executive Target Compensation Balanced Service and Performance Based Components.
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Base salary represented 17% of the 2022 total target compensation of the Company’s chief executive officer (Mary G. Puma) and an average of 29% of the other NEOs’ 2022 total target compensation.

•
In 2022, both the CEO’s cash compensation and the CEO’s equity compensation were equally divided between service based components and performance based components, with the performance based components totaling 50% of the CEO’s total target compensation. For the other NEOs, on average, performance based components represented 45% of the total target compensation.

•
Each NEO received two 2022 RSU grants having equal value at grant: one with four year service based vesting and the other to be earned based on achievement of operational performance goals designed to drive long term business value, and having a two year service based vesting overlay. Using the value approved by the Compensation Committee, these RSU grants represented 67% of total target compensation for the CEO and 52% of the other NEOs’ 2022 total target compensation, on average.

The 2022 target compensation elements for the CEO and the average for the other NEOs are shown in the chart below:
2022 Realized Compensation was Above Target.
In line with the financial performance of the Company in 2022, the 2022 performance based compensation realized by the NEOs was above target pay as a result of the Company’s 2022 revenues, profitability and gross margin, each of which were above the 2022 profit plan, and strong achievement of operational goals. See “Executive Compensation—Summary of Axcelis 2022 Executive Compensation—2022 Business Environment” above. The NEOs earned 135% of the performance based RSUs granted in 2022 based on the achievement of nine out of ten 2022 operational goals, each weighted 15%. The earned 2022 performance RSUs vested 50% in February 2023 and the remaining 50% will vest in February 2024, subject to continuation of employment. As a result of the over-target performance based RSUs and the payout on the 2022 Axcelis Management Incentive Plan, Ms. Puma, the Company’s chief executive officer, received 126% of her target pay for 2022, and, on average, the other NEOs received 125% of their target pay for 2022, assuming all earned 2022 performance based and service based RSUs vest over the remaining service periods.

The chart below compares our CEO’s 2022 realized compensation to her 2022 target compensation:
The realized compensation information above provides a comparison of realized compensation to the target compensation approved by our Board Compensation Committee. In these calculations, we include the target cash incentive and grant date value of equity awards in target compensation. For “realized” compensation, we use actual cash incentive paid and the grant date value of equity awards, adjusted for the results of the achievement of performance objectives under our performance based RSUs.
Another effort to show actual compensation is the Pay Versus Performance chart found below and related discussion, required by Item 402(v) of Regulation S-K issued by the Securities and Exchange Commission. The Pay Versus Performance chart compares the total compensation amounts shown in the Summary Compensation Table to an adjusted amount, referred to as compensation “actually paid.” The “actually paid” amounts are adjusted Summary Compensation Table amounts, in which the grant date fair value of equity awards required for the Summary Compensation Table is replaced by values for unvested shares at the first year end after grant as adjusted for increases and decreases in the values of vested shares on the vest dates and for unvested shares at subsequent year ends. Accordingly, the “actually paid” compensation is simply an alternative way of calculating the value for executive equity awards that uses the stock price at year end and vest dates, instead of the stock price at grant. The annual cash incentive earned as a result of performance is already included in the Summary Compensation Table and is unaffected by the re-valuations in the Pay Versus Performance chart.
Compensation Philosophy and Governance Practices
The Company’s overall compensation goal is to drive stockholder value by implementing an executive compensation program designed to:
(1)   motivate and retain executive talent by offering total target compensation with a proportion of performance based compensation that aligns with median compensation in those categories at other companies of a similar size in the same or similar industries, as adjusted for individual factors; and
(2)   drive achievement of annual and long-term strategic objectives by rewarding executives through cash incentive pay tied to approved financial goals and equity grants that deliver value on the achievement of operational goals that will drive long-term business objectives, aligning pay with performance.
The Company also seeks to support our compensation philosophy with strong governance practices, which include:
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An annual Say-on-Pay vote and related stockholder outreach;

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Annual or biennial benchmarking of executive compensation against an appropriate peer group;

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An equity award plan that seeks to align to best practices (including with respect to cost and voting power dilution, fungible share counting for whole share awards and prohibitions on repricing and cash repurchases);

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Equity grant practices below industry burn rates and acceptable voting power dilution;

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Executive stock ownership guidelines;

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Appropriate double trigger change of control benefits for executives with no excise tax indemnification;

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An executive compensation clawback policy that empowers the Board to recover incentive compensation under terms set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

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No executive perquisites.

Review of Executive Compensation in 2022
All executive compensation is determined by the Compensation Committee of the Board of Directors. For a discussion of the Committee’s processes in general, see “Corporate Governance—Compensation Committee” in this proxy statement. Executive compensation for incumbent executives is reviewed annually.
The Compensation Committee engaged an outside compensation consultant, Pearl Meyer, to assist with decisions relating to 2022 compensation. The Committee assessed Pearl Meyer’s independence in light of the SEC rules and Nasdaq listing standards and determined that no conflict of interest or independence concerns exist. The Committee’s decisions on 2022 compensation were made with reference to a full benchmarked review of executive compensation provided by Pearl Meyer in October 2021. This Pearl Meyer report covered both cash and equity compensation for each of the executive officer positions at Axcelis in comparison to market data.
In developing their reports for the Committee, Pearl Meyer obtained compensation information for a group of companies which had been selected by the Committee as peers for executive compensation purposes. In addition, Pearl Meyer used compensation information from a proprietary global technology survey, reflecting companies of approximately the same size as Axcelis. The weight of peer group information and compensation survey data information used to develop compensation benchmark data for each of the Axcelis executive officers varied by the position, depending on the availability of data for that position from the peer group.
The Company’s compensation peer group for the October 2021 Pearl Meyer benchmarking report was comprised of the following 13 companies:
3D Systems Corporation
Advanced Energy Industries, Inc.
Brooks Automation, Inc.
CMC Materials, Inc.
Cohu, Inc.
Fluidigm Corporation
FormFactor, Inc.
Ichor Holdings, Ltd.
Kulicke and Soffa Industries, Inc.
Onto Innovation Inc.
Photronics, Inc.
Ultra Clean Holdings, Inc.
Veeco Instruments Inc.

In Pearl Meyer’s October 2021 report, the total target direct 2021 compensation of each NEO was between 15% above and 15% below the market median. The Committee took this input into consideration in fixing 2022 executive compensation, as discussed below.
In August 2022, the Compensation Committee determined (i) to remove Azenta (formerly Brooks Automation), CMC Materials (acquired by Entegris), and Standard Biotools (formerly Fluidigm) from the compensation peer group; and (ii) to add ACM Research, Inc., Varex Imaging Corporation, Viavi Solutions Inc., and Lumentum Holdings Inc. These changes set our updated compensation peer group companies at 14 members. This new peer group was used for an October 2022 Pearl Meyer executive compensation benchmarking report to establish 2023 executive compensation.
Material Elements of Named Executive Officer Compensation
The table below lists the key elements of NEO compensation, why Axcelis has chosen to pay each compensation element, and how Axcelis determines the amount of each element:
Compensation Element	Principal Rationale for Inclusion	How Amount is Determined
Base salaries	To attract and retain qualified executives in a competitive industry.
We seek to provide opportunities for each element of compensation at levels that consider both the market median benchmark for the position and the contribution and experience of the particular executive.

Annual Cash Incentive	To drive achievement of annual objectives through at-risk pay tied to financial goals, resulting in appropriate pay-for-performance.
Equity Awards	To drive achievement of long-term stockholder value through RSU grants with service based vesting, half of which are earned only on achievement of operational goals designed to drive long term performance, resulting in retention and appropriate pay-for-performance.
The following discussion explains how, in 2022, each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affected decisions regarding other elements.
Base Salary
The Company pays a base salary to each of its NEOs. Base salary for NEOs is set on commencement of employment with the Company and reviewed by the Compensation Committee annually thereafter to adjust as needed to align with market benchmarking. In the event that base salary is a factor in calculating annual incentive cash compensation or equity grants, when fixing or adjusting base salary, the Compensation Committee will consider the impact of a change on these other compensation components. Based on the Pearl Meyer report from October 2021, the Committee approved an increase to base pay for each of Ms. Puma, Dr. Low, Mr. Brewer, Ms. Fallon and Mr. Lawson effective in February 2022.
Annual Cash Incentive—2022 Axcelis Management Incentive Plan
In February 2022, the Compensation Committee adopted the Company’s annual cash incentive plan, the 2022 Axcelis Management Incentive Plan (the “2022 AMI”). Approximately 325 management-level employees plus the executive officers participated in the 2022 AMI, each of whom was assigned a target payout, expressed as a percent of base salary paid for the year. As in 2021, the Committee set the 2022 AMI target for Ms. Puma at 100% of her base salary. The 2022 AMI targets for the other NEOs, as a percent of their respective base salaries, remained at 2021 levels: 75% for Mr. Brewer and 60% for the other NEOs, as aligned with benchmarking.
The Committee also determined to maintain the same metric categories for the 2022 AMI as used in 2021: revenue, operating profit and gross margin. As in 2021, to facilitate calculating results, each of the gross margin and operating profit metrics were set at a pre-cash incentive payout amount. Revenue growth over time is critical for the Company, as an indication of growing market share. Operating profit is viewed as a preferable metric to net income, since it eliminates factors outside the control of management. Gross margin evidences the Company’s ability to generate funds for R&D and other expenses, as well as to drive profitability.
The table below shows the metrics established for the 2022 AMI, setting 0%, 100%, 125% and 200% funding scores for 2022 revenue, operating profit and gross margin.
Full Year Targets, in millions, except gross margins	25% Score: 8% YOY Growth/ 90% of Target Performance	100% Score: Target Performance— 20% YOY Growth	125% Score: 2022 Profit Plan	200% Score: 120% of Target Performance	Weighting of Metric
Score	25%	100%	125%	200%
2022 Revenue	$715.4M	$794.9M	$860.9M	$953.9M	50%
2022 Operating Profit before annual cash incentive plan payout	$135.6M	$171.6M	$201.4M	$237.8M	25%
2022 Gross Margins, before annual cash incentive plan payout	43.0%	43.5%	43.7%	44.0%	25%
For the 2022 AMI, in contrast to prior years, the Committee set a 125% score level in addition to 25%, 100% and 200% levels. This was done because our 2022 profit plan revenues were 30% higher than our 2021 actual revenues of $662.43 million, and the Committee felt that a 100% score on the 2022 AMI would be justified by 20% growth in revenues. Accordingly, the Committee set the 100% score for the 2022 AMI revenue metric at $794.9 million, 20% above the 2021 revenues. In order to cap the score at 125% if the Company achieved profit plan revenues, the Committee approved the special 125% score for 2022 profit plan revenues.
The minimum and maximum 2022 AMI revenue levels were set at 90% and 120% of the 20% growth target revenues, respectively. The operating profit levels are those modeled as achievable at each of the revenue levels. The range in gross margins is not associated with the revenue amounts at the four score levels, but represents a reasonable range for the year. The 2022 AMI funding level was capped at a 200% payout.
Under the 2022 AMI plan design, after year end, actual 2022 financial performance is compared to these metrics, and a weighted score developed. Each of the metrics is scored by placing the 2022 results between the applicable goal posts (0% and 100%; 100% and 125%; or 100% and 200%) and interpolating the final score. Each of these scores is weighted and totaled for a final score submitted to the Compensation Committee for approval. A total at-target payout (a 100% funding score) of the 2022 AMI would have equaled approximately $10.6 million. The Compensation Committee had the authority to adjust the funding for extraordinary items and other qualitative aspects of the Company’s 2022 performance (using benchmarks and budgets) to ensure that the funding score reflected actual performance and not extraordinary events and was otherwise appropriate. No special adjustment to the 2022 AMI score was made by the Committee. As designed, actual payouts equal the individual participant’s target payout multiplied by the AMI score determined using the metrics set by the Committee.

In February 2023, the Compensation Committee determined that the final 2022 AMI funding score was capped at 186.35%, based on the Company’s revenue, operating profit and gross margin for the year, with the resulting scores shown in the chart below:
2022 AMI Results (in millions, except gross margins)	Preliminary 2022 Results	Score prior to Cap	Score after Cap	Weighting	Weighted Score
2022 Revenue	$920.0M	172.7%	172.7%	50%	86.35%
2022 Operating Profit before annual cash incentive plan payout	$239.2M	203.0%	200%	25%	50.00%
2022 Gross Margins, before cash incentive payout	44.38%	294.9%	200%	25%	50.00%
Total Score					186.35%
This funding score resulted in the 2022 non-equity incentive plan compensation to the NEOs as shown in the 2022 Summary Compensation table below. A payout of the 2022 AMI was made in March 2023.
Long-Term Equity Incentive Compensation
Equity Compensation Philosophy.   Equity compensation for NEOs, which since 2016 has taken the form of restricted stock units, is designed to align the interests of executives with those of our stockholders and to retain and motivate executives through the use of multi-year vesting periods and performance goals. Thus, equity grants should constructively influence management’s incentive to enhance the value of the Company’s stock and achieve strategic objectives.
Long-term ownership of equity awards is further encouraged through the Company’s executive stock ownership guidelines, which establish a minimum number of shares that the executive must own, aligning the executive officers with long-term stockholder interests. The Chief Executive Officer is required to own shares having a value equal to three times her or his base salary. The other NEOs are required to own shares having a value equal to 1.5 times their base salary or, if less, 16,250 shares. Until an NEO meets the requisite stock ownership level prescribed by the stock ownership guidelines, the NEO is encouraged to retain 50% of the net shares received through the exercise of stock options or in connection with the vesting of RSUs. These guidelines are intended to ensure that the executives’ interests in the value of the Company’s stock include interests in stock as well as equity-based incentive awards, and as such are more fully aligned with the interests of Company stockholders. NEOs are also subject to the Company’s policies prohibiting hedging and pledging our common stock, which are discussed above under “Corporate Governance.”
Equity Compensation Processes.   Equity grants to executives are made upon hire and, typically, on an annual basis thereafter. Annual equity grants to executive officers have been made in most years in order to ensure a meaningful retentive effect by maintaining the percentage of the executive’s equity position that is unvested and to continue to award long-term compensation that is directly tied to Company performance. The Compensation Committee determines the form of equity grants made to the NEOs. The 2012 Equity Incentive Plan allows the Compensation Committee to award several different forms of equity rights, including restricted stock, RSUs, incentive stock options and non-qualified stock options. Past equity grants to NEOs have taken the form of non-qualified stock options and RSUs.
RSUs allow us to issue fewer shares than stock options to deliver comparable value, which reduces overhang and potential stockholder dilution. RSUs also have a significant retention effect given the vesting terms. Beginning in 2016, the Compensation Committee attached performance goals to a portion of the RSU grants to NEOs, a practice aligned with peers.
It is the Committee’s general practice to approve equity awards with a future effective date, usually on the 15th (or the next succeeding trading day) of a month following the approval, with annual equity grants approved in February and made in May. The Company believes that this time period between the approval and effectiveness of an equity grant means that the Committee is unable to know or estimate the trading price of the Company’s common stock on the effective date of grant. As a result, the Committee has not, to date, thought it necessary to adopt a policy of timing the approval or effectiveness of equity awards to specific dates following the release of financial results or other material information.
2022 Annual Equity Grants.   In February 2022, the Compensation Committee determined that, as in the prior year, RSUs would be used as the form of equity compensation for the NEO annual equity grants, with 50% of the total annual grants vesting on a service basis alone, and 50% to be earned based on the achievement of performance goals, followed by service based vesting.
In February 2022, the Compensation Committee fixed values for the 2022 RSU grant to each NEO at the same levels used in 2021. These levels ranged from 80% to 100% of the median annual equity award value for each role as reported by Pearl Meyer in October 2021. The number of units for each RSU grant was determined by dividing the approved grant value by the average closing price of the Company’s common stock over a 30-day period ending three trading days prior to the grant date. The 2022 RSU grants to NEOs are set forth in the Grants of Plan Based Awards in Fiscal 2022 table below.
The Committee determined that 50% of the 2022 RSUs would vest based on the executive’s service to the Company over a four year period. Accordingly, the service based RSUs granted in May 2022 will vest at the rate of 25% on each of the first four anniversaries of the date of grant until fully vested in May 2026 (assuming continuation of employment). The remaining 50% of the 2022 RSUs required that management earn the awards based on their attainment of up to ten performance goals, where each goal counted for 15% of the target grant. With the annual cash incentive plan focused on current year financial results, the Committee used these performance based annual equity awards to focus the NEOs on achieving near term milestones that were essential for the Company’s long term growth.
As in 2021, aligned with Pearl Meyer’s benchmarking, the performance based RSUs permit recipients to earn above target awards for over-target performance. Accordingly, the achievement of more than six goals would result in earning more than 100% of the granted 2022 performance based RSUs, and achievement of all ten goals would entitle the executives to receive a maximum of 150% of the target grant.
The 2022 performance RSUs were designed to drive the achievement of specific operational goals that needed to be achieved in 2022 for the Company to fulfill its aggressive growth strategy, and reach its long term business models of $850 million and $1 billion in revenue, resulting in high profitability and market share. As in prior years, the Committee used the performance RSUs to keep management’s focus on critical, well-understood, initiatives rather than on broad financial metrics. These operational goals related to penetrating customers with specific products, achieving success criteria in specific customer relationships and reaching specific financial objectives, all of which have strategic implications for our business. Unlike broad financial metrics, which can be set over multiple years, the type of foreseeable operational goals selected by the Committee are by nature designed to be achieved near term. The Committee believes that these operational goals are no less strategic than longer term financial goals, and given the Company’s track record, may be more effective at driving the right near term behavior to achieve desired long term results.
The 2022 RSU performance goals related to: (i) successful completion of evaluation placements or receipt of purchase orders for high energy systems at specific customers; (ii) receipt of new or follow on purchase orders for a high energy system at a power device manufacturer; (iii) successful completion of the medium current system evaluation placement at a specific customer or receipt of purchase orders for the system; (iv) receipt of a new purchase order or evaluation placement from specific advanced logic customers or establishing a joint development program in advanced logic; (v) establishment of a new high current evaluation placement at one or more specified customers; (vi) receipt of a follow-on purchase order for a high current system at a specified customer; (vii) receipt of a purchase order or evaluation placement of implanters at power device manufacturers in a specific growth region; (viii) maintenance of market share for implanters at a specific power device customer; (ix) achieving a targeted reduction in the cost of non-quality; and (x) completion of development of a specific upgrade for Purion systems. Disclosure of customer names and exact financial and technical goals for these performance objectives would violate customer confidentiality agreements and provide sensitive information to the Company’s competitors. The 2022 performance RSU terms do not contemplate partial achievement of a goal. Performance RSUs that are earned through goal achievement are also subject to service based terms, in which 50% of the earned 2022 RSUs vest in 2023 and 50% in 2024.
In February 2023, the Compensation Committee determined that the Company met nine out of ten performance objectives, and accordingly, 135% of the 2022 performance RSUs were earned and would vest in accordance with the two year schedule, assuming continuation of employment.
Employment and Change of Control Agreements
The Company has had an Employment Agreement with Ms. Puma since November 2007 that provides for a one-year term of employment at a minimum annual base salary of $500,000, an annual target incentive compensation opportunity of 100% of base salary, and severance upon a qualifying termination of employment. In May 2022, the Compensation Committee approved the amendment and restatement of Ms. Puma’s Employment Agreement, to reflect her current compensation and address potential retirement arrangements. See “Payments on Termination or Change of Control—Employment Agreement with Ms. Puma” below.
The Company has Executive Separation Pay Agreements with each of the NEOs, other than Ms. Puma, all entered into in 2019, or such later date as the person became an executive officer. These agreements provide that in the event of a termination without cause, the executive will continue to receive base salary for 12 months. If the NEO elects to continue health coverage under COBRA, the Company will waive 12 months of COBRA premiums. In addition, the Company will provide transition support having a value of $15,000. These agreements auto-renew for each calendar year unless not later than April 1 of the preceding year, the Company or the executive had given notice not to extend the term. No change was made to these agreements in 2022. See “Payments on Termination or Change of Control—Executive Officer Separation Pay Agreements” below.
Each of the NEOs has a double-trigger Change of Control Agreement, having the benefits shown in the table below. These agreements do not provide any indemnification for the “Golden Parachute” excise taxes under Sections 280G and 4999 of the Internal Revenue Code. If a Change of Control Agreement applies, the NEO will receive the greater of the change of control payout or the payout under the Executive Separation Pay Agreement (or in the case of Ms. Puma, under her Employment Agreement). These agreements auto-renew for each calendar year unless not later than April 1 of the preceding year, the Company or the executive had given notice not to extend the term. No change was made to these agreements in 2022. See “Payments on Termination or Change of Control—Change of Control Agreements” below.
Other Compensation Components
The Company has entered into Indemnification Agreements with each of its executive officers, which are in the same form as the Indemnification Agreements with each of the Company’s non-employee directors. Axcelis’ Indemnification Agreements are intended to provide protection from legal liability arising from the individual’s service as an executive to the extent typically provided by U.S. public companies. The Company indemnifies its executive officers to the fullest extent permitted by law with respect to his or her status or activities as an executive or other fiduciary of Axcelis, its subsidiaries and any other entities or committees on which the executive has been asked by the Company to serve, against all judgments, fines, amounts paid in settlement, and all reasonably incurred expenses. These Indemnification Agreements supplement the indemnification provisions in the Company’s Restated Certificate of Incorporation. As required in the Indemnification Agreements, the Company purchases director and officer liability insurance that would reimburse the Company for costs incurred under these Indemnification Agreements and for certain third party liabilities. In addition, the Company maintains “Side A” director and officer liability insurance which is for the exclusive benefit of the directors and officers, permitting direct reimbursement from the insurer if the Company was unable or unwilling to provide indemnification due to a lack of funds or other issue. The adequacy of our director and officer liability insurance coverage is reviewed, and adjusted if needed, on an annual basis.
The Company maintains no executive perquisites. Executives are entitled to service awards under a recognition program in which all employees participate, that provides gift certificates to employees on each five year work anniversary. The value of these service awards increases by tenure from $100 to $425, after tax, without regard to position.
Executives may elect to make contributions to a retirement account in the Company’s IRC Section 401(k) plan on the same basis as Company employees generally. For 2022, the Company made a matching contribution to the 401(k) plan at the rate of 50% of the employee’s pre-tax contributions up to the first 6% of eligible compensation contributed to the plan. Employer contributions to NEOs participating in the 401(k) plan are included in the “All other compensation” column in the 2022 Summary Compensation Table. The Company does not maintain for the NEOs either a defined benefit pension plan or any non-qualified deferred compensation plan.
NEOs may also participate in the Company’s medical insurance offerings on the same basis as full time Company employees generally by electing to make payroll deductions designed to cover approximately 25% or 30% of the cost of those programs (the Company covers the remaining cost). The Company also offers dental insurance, and provides life, accidental death and dismemberment and disability insurance for all employees, with the opportunity to increase coverage levels via payroll deductions. Emergency medical coverage is included in the Company’s standard business travel insurance, which would be secondary to an employee’s regular medical coverage.
Finally, the Company maintains the 2020 Employee Stock Purchase Plan, a voluntary IRC Section 423 plan in which employees may purchase Axcelis shares through salary deductions. In 2022, none of the NEOs participated in our 2020 Employee Stock Purchase Plan.
Executive Compensation Clawback Policy
In 2014, the Board of Directors adopted an Executive Compensation Clawback Policy which authorizes the Board to seek recovery of incentive cash and equity compensation as contemplated by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the Company’s policy authorizes a clawback of incentive compensation (including both cash and equity awards) in the event of any violation of an agreement with the Company or of any policy of the Company (which would include violations of the Company’s Ethics policy or any applicable law) and also in the event of a voluntary departure to work for a competitor.
Risk Assessment of Compensation Policies and Practices
In 2022, the Company determined, in its reasonable business judgment, that its compensation policies and practices for its employees, including the NEOs, do not give rise to risks that are reasonably likely to have a material adverse effect on the Company. In reaching this determination, management engaged in (i) a review of the Company’s compensation programs, policies and practices,

(ii) identification of risks, if any, related to the programs, policies and practices, (iii) consideration of the materiality of a potentially risk-related reward to the total compensation provided to the individual, and (iv) identification of those aspects of the program and its oversight that provide risk control. Although all compensation programs were considered, management’s review focused on the programs with variability of payout and in which there is a potential for the participant to directly affect payout.
Based on this review, management determined that the compensation policies and practices for Axcelis’ employees do not create risks that are reasonably likely to have a material adverse effect on the Company, principally because:
(1)
The structure of our executive compensation program includes a balanced mix of cash and equity compensation; and

(2)
Our incentive compensation programs are subject to appropriate risk controls in their design and oversight:

•
The Company’s internal controls and risk management practices restrict risk-taking that is not consistent with risks inherent in the Company’s strategic plan, as approved by the Board;

•
Payment of small bonuses for extraordinary effort or for achieving individual or team goals are subject to approval by direct managers, and representatives of human resources and finance departments, and, for higher amounts, a representative of senior management;

•
Payment of sales incentive compensation is made pursuant to written plans, subject to calculation and approval by senior management and the finance department;

•
Payouts under the Company’s European and Asian annual cash incentive plan are in the discretion of senior management, which considers both qualitative and quantitative assessments of performance; and

•
Payouts under the Company’s U.S. annual cash incentive plan and achievement of performance goals related to executive RSUs are in the discretion of the Compensation Committee, which considers both qualitative and quantitative assessments of performance.

Tax Implications
Section 162(m) of the Internal Revenue Code generally disallows a federal tax deduction to public companies for compensation in any tax year to specified executive officers to the extent that the compensation to such executive officer exceeds $1 million. Prior to 2018, certain “qualified performance based compensation” was exempted from the deductibility limitation under Section 162(m) of the Internal Revenue Code. Beginning in 2018, under the Tax Cuts and Jobs Act of 2017, performance based compensation that was not under a written binding contract in effect at November 2, 2017 will not be exempted from the $1 million deduction limitation.
The Compensation Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Compensation Committee’s ability to structure its compensation to provide benefits to the Company that outweigh the potential benefit of the tax deduction. Accordingly, the Committee may approve compensation that is not deductible for federal income tax purposes in the future.

2022 Compensation Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
By the Compensation Committee,
Jorge Titinger, Chairperson
John T. Kurtzweil
Richard J. Faubert
Dipti Vachani

2022 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Stock awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Mary G. Puma, Chief Executive Officer and President	2022	$623,462	$2,368,862	$1,161,821	$9,150	$4,163,294
	2021	$615,000	$2,224,270	$1,230,000	$9,374	$4,078,644
	2020	$638,654	$2,049,909	$1,128,501	$8,550	$3,825,614
Kevin J. Brewer, Executive Vice President and Chief Financial Officer	2022	$411,461	$710,726	$575,069	$9,150	$1,706,407
	2021	$392,000	$667,266	$588,000	$8,700	$1,655,966
	2020	$407,077	$782,181	$539,479	$8,550	$1,737,287
Russell J. Low, Executive Vice President, Global Customer and Engineering Operations	2022	$372,692	$663,254	$416,707	$9,150	$1,461,804
	2021	$360,000	$622,771	$432,000	$8,808	$1,423,579
	2020	$342,692	$593,410	$363,322	$8,550	$1,307,974
Lynnette C. Fallon, Executive Vice President, HR/Legal and General Counsel	2022	$370,385	$638,673	$414,127	$9,150	$1,432,334
	2021	$342,077	$599,646	$410,492	$9,125	$1,361,340
	2020	$338,538	$512,454	$358,918	$8,550	$1,218,460
Douglas A. Lawson, Executive Vice President, Corporate Marketing and Strategy	2022	$329,615	$544,856	$368,543	$9,150	$1,252,165
	2021	300,000	$511,573	$359,999	$8,700	$1,180,272
	2020	$311,538	$512,454	$330,293	$8,550	$1,162,835

(1)
Base salary is set by the Compensation Committee, based on benchmarking using our peer group or survey data. Other than Ms. Puma, the named executive officers (NEOs) do not have employment agreements addressing base salary. Ms. Puma’s employment agreement is described under the heading “Payments on Termination or Change in Control” in this proxy statement.

(2)
Represents the grant date fair value of RSU awards received by the NEO in the year indicated, determined in accordance with the assumptions described in the Stock Award Plans and Stock-Based Compensation note to the Company’s Financial Statements included in the Form 10-K filed with the Securities and Exchange Commission for the respective year.

(3)
Non-equity incentive plan compensation represents amounts that were paid under the Axcelis Management Incentive Plans for the respective year, as described in the “Compensation Discussion and Analysis” in this proxy statement and in the proxy statement for our 2022 and 2021 Annual Meetings, respectively.

(4)
The amounts in this column represent (A) the amount paid in cash as a matching contribution to Axcelis’ 401(k) plan in respect of contributions made by the NEO during the year, and (B) the value of service awards received in the year, under a recognition program in which gift certificates are given to employees on each 5 year work anniversary, increasing in value from $100 to $425, after tax.

Grants of Plan Based Awards in Fiscal 2022
		Date of Compensation Committee Approval	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date(2)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mary G. Puma			$623,462	$1,246,923
	5/16/2022	2/24/2022						21,008	$1,184,431
	5/16/2022	2/24/2022			3,151	21,008	31,512		$1,184,431
Kevin J. Brewer			$308,596	$617,192
	5/16/2022	2/24/2022						6,303	$355,363
	5/16/2022	2/24/2022			882	6,303	9,455		$355,363
Russell J. Low			$223,615	$447,231
	5/16/2022	2/24/2022						5,882	$331,627
	5/16/2022	2/24/2022			882	5,882	8,823		$331,627
Lynnette C. Fallon			$222,231	$444,462
	5/16/2022	2/24/2022						5,664	$319,336
	5/16/2022	2/24/2022			850	5,664	8,496		$319,336
Douglas A. Lawson			$197,769	$395,539
	5/16/2022	2/24/2022						4,832	$272,428
	5/16/2022	2/24/2022			725	4,832	7,248		$272,428

(1)
These target and maximum payouts are under the 2022 Axcelis Management Incentive Plan, discussed above in “2022 Compensation Discussion and Analysis—Annual Cash Incentive—2022 Axcelis Management Incentive Plan.” Based on the achievement of financial metrics for 2022, a payout to the NEOs was made under the 2022 AMI, as shown in the Summary Compensation Table.

(2)
The NEOs were granted performance based RSUs under the Company’s 2012 Equity Incentive Plan effective May 16, 2022, to be earned based on the achievement of performance goals tied to long-term objectives. The threshold number of shares that could be earned was 15%, if only one out of 10 performance goals was achieved. Up to 150% of the target shares could be earned, if all 10 performance goals were met. Unearned performance based RSUs are forfeited. As discussed above, 135% of the 2022 performance based RSUs were earned, and in accordance with the RSU terms, 50% of the earned shares vested on February 28, 2023, with the remainder to vest on February 28, 2024. Other than future services to the Company, no consideration was paid or will be due in order to acquire these RSUs. Unvested earned 2022 performance RSUs will be forfeited if the NEO’s employment terminates prior to vesting. See “Long-Term Equity Incentive Compensation—2022 Annual Equity Grants” in “2022 Compensation Discussion and Analysis” above.

(3)
The NEOs were granted service based RSUs under the Company’s 2012 Equity Incentive Plan effective May 16, 2022, which vest as to 25% of such shares on the each of the first four anniversaries of the date of grant, assuming continuation of employment. Other than future services to the Company, no consideration was paid or will be due in order to acquire these RSUs. The 2022 service based RSUs will be forfeited if the NEO’s employment terminates prior to vesting. See “Long-Term Equity Incentive Compensation—2022 Annual Equity Grants” in “2022 Compensation Discussion and Analysis” above.

(4)
Represents the grant date fair value of the equity awards received by the NEO in 2022, determined in accordance with the assumptions described in the Stock Award Plans and Stock Based Compensation note to the Company’s 2022 Financial Statements included in the Form 10-K filed with the Securities and Exchange Commission.

Pay Versus Performance
Note: In accordance with an instruction to the SEC regulation under which this Pay Versus Performance information is provided (Regulation S-K, Item 407(v)), this Pay Versus Performance information shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Specifically, this Pay Versus Performance information is not included in the executive compensation information incorporated by reference into Part III of the Company’s Form 10-K.
The Pay Versus Performance table below compares the total compensation amounts shown in the Summary Compensation Table above to compensation “actually paid” to Ms. Puma, our CEO and principal executive officer (“PEO”) and to our NEOs, excluding Ms. Puma. The “actually paid” amounts in the Pay Versus Performance table reflect a re-valuation of equity awards granted to our CEO and NEOs. SEC regulations instruct us to back out the grant date fair value of equity awards that is used in the Summary Compensation Table, and replace it with values for unvested equity awards at each year end and values for shares on each vest date. The “actually paid” amounts also reflect the achievement of specific operational goals on the performance based RSUs granted to executives, which, in 2021 and 2022 increased the number of shares subject to those RSUs. Accordingly, the “actually paid” compensation is an alternative way of calculating the value for executive equity awards that uses the stock price at year end and vest dates, instead of the stock price at grant. The Summary Compensation Table already incorporates the value of the cash incentive paid for each year, so that performance-related compensation component is unchanged in the “actually paid” amounts in the table.
					Value of Initial Fixed $100 Investment made on December 31, 2019, based on:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid (“CAP”) to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average CAP to Non- PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Revenues
(a)	(b)	(c) (1)	(d)	(e) (2)	(f)	(g) (3)	(h)	(i)
2022	$4,163,294	$5,700,318	$1,463,285	$1,728,963	$329.34	$137.05	$183,100,000	$920,000,000
2021	$4,078,644	$11,982,293	$1,405,289	$3,648,869	$309.38	$213.35	$98,650,000	$662,428,000
2020	$3,825,614	$4,708,025	$1,356,639	$1,620,922	$120.83	$151.14	$49,982,000	$474,560,000

(1)
In accordance with SEC rules, the following adjustments were made to Ms. Puma’s total compensation for each year to determine CAP:

Footnote (1)—Table 1
	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards	Equity Award Adjustments	Compensation Actually Paid to PEO
(a)	(b)	(c)(i)	(d)(ii)	(e)
2022	$4,163,294	$2,368,862	$3,905,886	$5,700,318
2021	$4,078,644	$2,224,270	$10,127,919	$11,982,293
2020	$3,825,614	$2,049,909	$2,932,320	$4,708,025

(i)
The grant date fair value of equity awards in column (c) of Footnote (1)—Table 1 represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(ii)
The equity award adjustments in column (d) of Footnote (1)—Table 1 include the addition (or subtraction, as applicable) of the following: (1) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (2) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (3) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
	Footnote (1)—Table 2
Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at Year End	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
(a)	(b)	(c)	(d)	(e)
2022	$4,423,973	$369,846	$(887,933)	$3,905,886
2021	$5,432,442	$3,879,395	$816,083	$10,127,919
2020	$2,537,983	$410,556	$(16,218)	$2,932,320

(2)
In accordance with SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding Ms. Puma) for each year to determine CAP, using the same methodology described above in Footnote 1:

	Footnote (2)—Table 1
	Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments	Average Compensation Actually Paid to Non-PEO NEOs
(a)	(b)	(c)(i)	(d)(ii)	(e)
2022	$1,463,285	$639,377	$905,055	$1,728,963
2021	$1,405,289	$600,314	$2,843,894	$3,648,869
2020	$1,356,639	$600,125	$864,408	$1,620,922

(i)
The grant date fair value of equity awards in column (c) of Footnote (2)—Table 1 represents the average of the total of the amounts reported in the “Stock Awards” and “Option Awards” columns for each non-PEO NEO in the Summary Compensation Table for the applicable year. The NEOs included in the average for each year in this table are the individuals other than the PEO reported in the Summary Compensation Table in this Proxy Statement: Kevin J. Brewer, Russell J. Low, Lynnette C. Fallon, and Douglas A. Lawson.

(ii)
The amounts deducted or added in calculating the average equity award adjustments are as follows:

	Footnote (2)—Table 2
Year	Average Year End Fair Value of Equity Awards Granted in the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards at Year End	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Average Equity Award Adjustments
(a)	(b)	(c)	(d)	(e)
2022	$1,057,612	$103,466	$(256,024)	$905,055
2021	$1,466,176	$1,138,403	$239,315	$2,843,894
2020	$743,011	$120,704	$693	$864,408

(3)
The Peer Group used in this chart is the Philadelphia Semiconductor Index (SOXX) which is also used in the Company’s stock performance graph provided under Item 201(e) of Regulation S-K in our annual report to stockholders.

In each of the three years shown in the Pay Versus Performance table, the compensation “actually paid” (“CAP”) to our CEO and NEOs is higher than the amount shown in the Summary Compensation Table, primarily due to the fact that the price of our common stock generally increased after the applicable equity award grant dates. Accordingly, the value of our equity awards at vest and the value of unvested awards at each year end was generally higher than the value at grant shown in the Summary Compensation Table. This stock price increase is aligned with increases in Axcelis’ net income and revenue, as shown in the Pay Versus Performance table. This strong performance is also seen in the outperformance of our cumulative shareholder return to that of the SOXX Index in 2021 and 2022.
Our stock price increased by more than 300% from year end 2019 to year end 2022. This stock price increase reflected a 194% increase in our revenues from 2020 to 2022 and a 366% increase in our net income from 2020 to 2022. In line with this strong financial performance and stock price increase, our PEO’s CAP for 2020, 2021 and 2022 represents the following percentages of total compensation shown in the Summary Compensation Table: 123%, 294% and 137%, respectively.

Similarly, the average non-PEO NEO CAP for 2020, 2021 and 2022 represents the following percentages of total compensation shown in the Summary Compensation Table: 119%, 260%, and 118%, respectively. Accordingly, the above-target compensation in these three years, calculated as CAP per SEC regulation, is reflective of robust growth in revenues, net income and stock price over the period.
The three most important financial measures that impact realized executive compensation at Axcelis are:
Revenues
Operating Profit
Gross Margin
These three measures are the metrics used in the Axcelis Management Incentive Program, our annual cash incentive program, discussed in the Compensation Discussion and Analysis above. We believe these measures also have a significant influence on our stock price (which is the main differential between the Summary Compensation Table amounts and the “actually paid” amounts in the Pay Versus Performance Table), along with other measures considered by investors, such as net income and earnings per share.
Outstanding Equity Awards at Fiscal 2022 Year End
	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Mary G. Puma	97,898	$7,769,219	21,008	$1,667,195
Kevin J. Brewer	32,076	$2,545,547	6,303	$500,206
Russell J. Low	27,725	$2,200,278	5,882	$466,796
Lynnette C. Fallon	25,743	$2,042,945	5,664	$449,495
Douglas A. Lawson	23,180	$1,839,585	4,832	$383,468

(1)
None of the NEOs held options to acquire securities of the Company stock at December 31, 2022. All of the NEOs were granted service based RSUs under the Company’s 2012 Equity Incentive Plan on each of May 15, 2019, May 15, 2020 and May 17, 2021 and May 16, 2022. All of the service based RSUs granted to NEOs vest as to 25% of the shares on each of the first four anniversaries of the date of grant, assuming continuation of employment. In addition, each of the executives were granted RSUs on May 17, 2021 that were subject to the achievement of performance goals, 150% of which were earned. Half of these performance RSUs vested in February 2022 and the remaining 50% of the 2021 performance vesting RSUs vested on February 28, 2023, given the executives’ continuation of employment through that date.

(2)
The market value of the unvested and unearned RSUs held by the executives at December 31, 2022 was determined by multiplying the number of shares by the closing price on December 30, 2022 (the last trading day of the year) of $79.36.

(3)
Each of the executives were granted RSUs under the Company’s 2012 Equity Incentive Plan on May 16, 2022 that could be earned based on the achievement of performance goals, each weighted 15%. The shares shown in the chart represent the target shares for these grants, assuming the achievement of the performance goals totaling 100%. In February 2023, the Compensation Committee determined that 135% of the 2022 performance RSUs were earned. In accordance with the terms of the grant, 50% of the earned RSUs vested on February 28, 2023. The remaining 50% of the 2022 performance vesting RSUs will vest on February 28, 2024, assuming continuation of employment. See “Long-Term Equity Incentive Compensation—2022 Equity Grants” in “2022 Compensation Discussion and Analysis” above.

Option Exercises and Stock Vested During Fiscal 2022
	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mary G. Puma	81,343	$5,177,001
Kevin J. Brewer	29,489	$1,862,684
Russell J. Low	22,950	$1,462,011
Lynnette C. Fallon	20,772	$1,324,953
Douglas A. Lawson	19,618	$1,247,568

(1)
None of the NEOs exercised options to acquire securities of the Company during the year ended December 31, 2022.

(2)
Represents the closing market price of Axcelis common stock on the date of vesting (or if the vesting date is not a trading day, on the next trading day after the vesting date) multiplied by the number of shares vested. A portion of the vested shares were withheld for taxes and not issued to the NEO. The actual amount received by the NEO on the sale of any of the shares acquired on vesting will depend on the market values of the Company’s common stock at the time the NEO disposes of such shares.

Payments on Termination or Change of Control
Employment Agreement with Ms. Puma. The Company has had an Employment Agreement with Ms. Puma since November 2007 that provides for a one-year term of employment. In May 2022, the Employment Agreement was amended and restated to reflect Ms. Puma’s then current annual salary, $625,000, and compensation terms in the event of a mutually agreed retirement. The 2022 Employment Agreement provides that Ms. Puma’s employment will continue until terminated by either party or until her mutually agreed retirement. The Employment Agreement also provides for an annual target incentive compensation opportunity of 100% of base salary, participation in the Company’s equity compensation plans, the 401(k) savings plan and the welfare benefit plans that we sponsor. Ms. Puma’s base salary and incentive opportunities may be subject to future adjustment by the Board, but not below the minimum levels in her Employment Agreement, unless mutually agreed.
Under the 2022 Employment Agreement, in the event Ms. Puma’s employment is terminated either (i) by the Company for reasons other than cause, death, disability or (ii) by a voluntary resignation by Ms. Puma with “good reason” (as defined in the Employment Agreement), she is entitled to full acceleration of vesting of options and other equity rights and a cash separation payment. The cash separation payment will equal 24 months of her monthly base salary and a monthly annual bonus amount, determined in accordance with the agreement. For this purpose, Ms. Puma’s monthly bonus compensation equals her then effective annual base salary, divided by 12 and multiplied by the greater of (a) the percentage of her annual base salary that she actually received as a bonus for the prior fiscal year or (b) 25% of her annual base salary. Under the Employment Agreement, Ms. Puma is also entitled to up to 18 months of Company-paid COBRA premiums. The following table sets forth the separation pay that would have been due to Ms. Puma under her Employment Agreement if a qualifying termination occurred on December 31, 2022:
Lump sum cash payment(1)	Value of accelerated vesting on equity awards(2)	18 months of COBRA premiums for health coverage(3)	Total
$3,750,000	$4,255,224	$34,696	$8,039,920

(1)
This amount represents 24 months of Ms. Puma’s base salary at the highest rate in effect in the year preceding December 31, 2022 plus 24 months of a monthly bonus amount as specified in the agreement. The monthly rate of annual base salary ($52,083) and monthly bonus amount ($104,167) were calculated using her annual base salary of

$625,000 in effect at December 31, 2022, and the 2021 Axcelis Management Incentive Plan bonus percentage of 200%, as specified in the agreement. The lump sum cash payment above would be due within 30 days of termination.
(2)
This amount reflects a valuation of the acceleration of Ms. Puma’s outstanding equity awards using the methodology prescribed under IRC Section 280G, which provides for an excise tax on certain change of control payments. This valuation is based on the closing price of our common stock on the last trading day of 2022 ($79.36). For the service based RSUs, the value received is reduced by a value for the forgiven service as prescribed by the calculation methodology in IRC Reg §1.280G Q&A 24(c).The actual amount received by Ms. Puma on the sale of shares issued on accelerated restricted stock units will depend on the market values at the time of such transactions.

(3)
Ms. Puma’s employment agreement provides that the Company will pay for up to 18 months of COBRA premiums. This amount represents 18 months of COBRA premiums in effect during 2023 for Ms. Puma’s coverage elections. Actual COBRA rates will change on January 1, 2024.

Executive Officer Separation Pay Agreements. In May 2019, the Compensation Committee approved the execution of Executive Separation Pay Agreements with each of the NEOs other than Ms. Puma (the “2019 Executive Separation Pay Agreements”). These agreements replaced similar agreements that were expiring in 2020 and 2021. These 2019 Executive Separation Pay Agreements provide that in the event of a termination without cause, the executive will continue to receive base salary for 12 months. If the NEO elects to continue health coverage under COBRA, the Company will waive 12 months of COBRA premiums. In addition, the Company will provide transition support having a value of $15,000.
The NEO must provide a release of claims in order to receive the separation pay. The NEO will not be eligible to receive the severance payments and benefits described in the agreement in the event that (i) the executive’s employment is terminated by the Company for cause or due to executive’s death or disability, or (ii) the executive resigns from employment, regardless of the reason(s) for such resignation. The following table sets forth the separation pay that would have been due to these NEOs under their respective 2019 Executive Separation Pay Agreements if a qualifying termination occurred on December 31, 2022:
	Cash Separation Pay(1)	Value of transition assistance(2)	12 months of COBRA premiums for health coverage(3)	Total
Kevin J. Brewer	$415,000	$15,000	$23,131	$453,131
Russell J. Low	$375,000	$15,000	$31,724	$421,724
Lynnette C. Fallon	$375,000	$15,000	$23,131	$413,131
Douglas A. Lawson	$335,000	$15,000	$23,131	$373,131

(1)
This amount represents 12 months of the NEO’s annual base salary in effect on December 31, 2022. This amount would be paid in 26 bi-weekly installments.

(2)
In the event separation pay is due, the Company will provide transition assistance to the NEO having a value of $15,000. The Company will work with the executive to provide assistance that meets the needs of the executive, and will offer support in accordance with the Company’s practices for executive terminations generally.

(3)
The Executive Separation Pay Agreements provide that the Company will pay for up to 12 months of COBRA premiums. This amount represents 12 months of 2023 COBRA premiums for the executive’s coverage elections for 2022. Actual COBRA rates will change on January 1, 2024.

Change of Control Agreements. Each of the NEOs is a party to a Change of Control Agreement with the Company. None of the currently effective agreements have an indemnification or gross up for excise taxes. This is consistent with our 2014 governance policy against any new commitments to reimburse excise taxes due on change of control payouts under Sections 280G and 4999 of the Internal Revenue Code. See “Corporate Governance—Governance Policies,” above.
The Change of Control Agreements provide that the NEOs are entitled to severance compensation in the event there is both (1) a change in control and (2) a termination of employment within a period of time following the change in control either (A) by the Company for reasons other than cause, death, disability or (B) due to a voluntary resignation by the executive with good reason. “Good reason” includes an adverse change in the executive’s role or position; a reduction in the executive’s base salary; or a material change in geographic location of the executive’s job. A “change of control” is defined in the agreement and covers a number of events, including a merger or acquisition involving the Company in which the persons holding the Company’s shares immediately prior to the transaction hold less than a majority of the shares outstanding after the transaction. Under the Change of Control Agreements, severance compensation consists of a cash payment equal to a multiple of the executive’s annual base salary and annual bonus as of the date of termination. The multiple in Ms. Puma’s Change of Control Agreement is two, while the multiple in the other NEOs’ Change of Control Agreements is 1.5.
The amounts that would have been due to each NEO under the Change of Control Agreements in effect at December 31, 2022, in the event that a change of control and termination occurred on that date, are set forth in the table below:
Estimated Payments under the Change of Control Agreements if due at December 31, 2022
Name	Lump sum cash payment (1)	Value of accelerated vesting on equity awards (2)	Total (3)
Mary G. Puma	$3,125,000	$4,255,224	$7,380,224
Kevin J. Brewer	$1,400,625	$1,293,638	$2,694,263
Russell J. Low	$1,125,000	$1,193,402	$2,318,402
Lynnette C. Fallon	$1,125,000	$1,143,127	$2,268,127
Douglas A. Lawson	$1,005,000	$982,874	$1,987,874

(1)
This amount represents separation pay equal to (A) a multiple of (i) the executive's current annual base salary plus (ii) a target bonus amount, and (B) the executive's target AMI for 2022, prorated for the months worked during the year. Since termination for all NEOs is assumed at year end, the 2022 AMI targets have not been prorated. The multiple is 2, in the case of Ms. Puma, and 1.5, in the case of the other NEOs.

(2)
These amounts reflect a valuation of the acceleration of all of the NEO's outstanding unvested RSU awards using the value of the closing price of our common stock on the last trading day of 2021 ($79.36) and the methods prescribed by regulations under IRC Section 280G. For the service based RSUs, the value received is reduced by a value for the forgiven service as prescribed by the calculation methodology in IRC Reg §1.280G Q&A 24(c). The actual amount received by the NEO on the sale of shares from accelerated equity awards will depend on the market values at the time of the change of control. Depending on the terms of the transaction, some or all of the executive's unvested equity awards may vest without regard to the effect of the Change of Control Agreements.

(3)
The Change of Control Agreement with each NEO provides that the lump sum cash value should be reduced by an amount needed to avoid the excise tax due under IRC Section 4999, if that creates the best after-tax result for the executive. None of the hypothetical terminations of the NEOs on December 31, 2022 would have triggered any excise tax under IRC Section 4999.

Ratio of CEO Pay to Median Employee Pay
Ms. Puma’s total 2022 compensation was $4,163,294, as determined for the purposes of the 2022 Summary Compensation Table above. This amount was approximately 35.5 times the total 2022 compensation of the median Axcelis employee selected in 2020, calculated on the same basis. We identified our 2020 median employee by estimating annual base salary for all Axcelis employees (excluding Ms. Puma) over the twelve month period ending November 30, 2020. To do this, we used the annual full time rate of pay as of November 30, 2020 for all employees, and then reduced the pay of those employees who, during the period (i) worked part time schedules, (ii) worked partial work years due to leaves and/or (iii) were newly hired. The 2020 median employee’s 2022 compensation, calculated on the basis required for the Summary Compensation Table, was $117,251.
Since other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.
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000004MMMMMMMMMENDORSEMENT_LINE______________ SACKPACK_____________MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas. MMMMMMMMMMMMMMMMMMMMMMMMMM C123456789000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 extYour vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 11, 2023.OnlineGo to www.investorvote.com/aclsor scan the QR code — login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money!Sign up for electronic delivery atwww.investorvote.com/acls Annual Meeting Proxy Card1234 5678 9012 345IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.AProposals — The Board recommends a vote FOR all nominees to the Axcelis Board of Directors and FOR Proposals 2 and 3, and 1 YEARon Proposal 4.+1. Election of Directors:01 – Tzu-Yin Chiu, Ph.D.02 – Joseph P. Keithley03 – John T. Kurtzweil04 – Russell J. Low, Ph.D.05 – Mary G. Puma06 – Jeanne Quirk07 – Thomas St. Dennis08 – Jorge Titinger09 – Dipti VachaniMark here to WITHHOLD vote from all nomineesMark here to vote FOR all nominees010203040506070809For All EXCEPT - To withhold a vote for one or more nominees, mark thebox to the left and the corresponding numbered box(es) to the right.For Against Abstain2. Proposal to ratify independent public accounting firm.ForAgainstAbstain3. Say on Pay - An advisory vote on the approval of executivecompensation.1 Year 2 Years3 YearsAbstain4. Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.BAuthorized Signatures — This section must be completed for your vote to count. Please date and sign below.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890J N T1 U P X 5 6 3 9 9 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03RQQA

2023 Annual Meeting Admission Ticket2023 Annual Meeting of Axcelis Technologies, Inc. StockholdersThursday, May 11, 2023, 11:00 amTo be held at the offices ofAxcelis Technologies, Inc.Beverly, Massachusetts 01915Upon arrival, please present this admission ticket and photo identification at the registration desk.Small steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/aclsIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Proxy — Axcelis Technologies, Inc.+Notice of 2023 Annual Meeting of StockholdersTo be held at the offices of Axcelis Technologies, Inc.Beverly, Massachusetts 01915Proxy Solicited by Board of Directors for Annual Meeting — Thursday, May 11, 2023Mary G. Puma, Kevin J. Brewer, Lynnette C. Fallon, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Axcelis Technologies, Inc. to be held on May 11, 2023 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted by the Proxies as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and
3, and 1 YEAR on Proposal 4.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side.)CNon-Voting ItemsChange of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.